Exhibit 2.1

EXECUTION COPY

LOWE’S COMPANIES, INC.
and
LOWE’S COMPANIES CANADA, ULC
and
RONA INC.

ARRANGEMENT AGREEMENT
February 2, 2016

TABLE OF CONTENTS
ARTICLE 1
INTERPRETATION

Section 1.1	Defined Terms	1
Section 1.2	Certain Rules of Interpretation	15
ARTICLE 2
THE ARRANGEMENT
ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of the Company	25
Section 3.2	Representations and Warranties of the Parent and the Purchaser	26
ARTICLE 4
COVENANTS
ARTICLE 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1	Non-Solicitation	42
Section 5.2	Notification of Acquisition Proposals	44
Section 5.3	Responding to an Acquisition Proposal	45
Section 5.4	Right to Match	45

(i)

ARTICLE 6
CONDITIONS

Section 6.1	Mutual Conditions Precedent	48
Section 6.2	Additional Conditions Precedent to the Obligations of the Purchaser	48
Section 6.3	Additional Conditions Precedent to the Obligations of the Company	50
Section 6.4	Satisfaction of Conditions	50
ARTICLE 7
TERM AND TERMINATION

Section 7.1	Term	51
Section 7.2	Termination	51
Section 7.3	Effect of Termination/Survival	53
ARTICLE 8
GENERAL PROVISIONS
SCHEDULES
Schedule A – Plan of Arrangement
Schedule B – Arrangement Resolution
Schedule C – Preferred Shareholder Resolution
Schedule D – Representations and Warranties of the Company
Schedule E – Representations and Warranties of the Parent and the Purchaser

(ii)

ARRANGEMENT AGREEMENT
THIS AGREEMENT is made as of February 2, 2016,
AMONG:
LOWE’S COMPANIES, INC., a corporation incorporated under the laws of North Carolina
(the “Parent”)
- and –
LOWE’S COMPANIES CANADA, ULC, an unlimited liability company incorporated under the laws of Nova Scotia
(the “Purchaser”)
- and –
RONA INC., a corporation incorporated under the laws of Québec
(the “Company”).
NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION
Section 1.1    Defined Terms
As used in this Agreement, the following terms have the following meanings:
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only the Company and/or one or more of its Subsidiaries or between one or more of its Subsidiaries, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Parent or the Purchaser (or any affiliate of the Parent or the Purchaser) after the date of this Agreement relating to: (i) any direct or indirect sale, disposition, alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), in a single transaction or a series of related transactions, of assets (including shares of Subsidiaries of the Company) representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries; (ii) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a Person or group of Persons acquiring beneficial ownership of 20% or more of any class of voting or equity securities of the Company (or securities convertible into or exchangeable for such voting or equity securities) then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such voting or equity securities); (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or winding up involving the Company or any of its Subsidiaries; or (iv) any other similar transaction or series of transactions involving the Company or any of its Subsidiaries.
“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus and Registration Exemptions.
“Agreement” means this arrangement agreement.
“Arrangement” means an arrangement under Chapter XVI – Division II of the QBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting substantially in the form set out in Schedule B.
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the QBCA to be sent to the Enterprise Registrar after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.
“associate” has the meaning specified in the Securities Act (Québec).
“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.
“Board” means the board of directors of the Company as constituted from time to time.
“Board Recommendation” has the meaning ascribed thereto in Section 2.4(2).
“Breaching Party” has the meaning ascribed thereto in Section 4.8(3).
“Business Day” means any day of the year, other than a Saturday, Sunday, a public holiday or a day when banks in Montreal, Québec or Mooresville, North Carolina are not generally open for business.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Enterprise Registrar in accordance with the QBCA in respect of the Articles of Arrangement.
“Collective Agreements” means collective agreements and related documents including benefit agreements, letters of understanding, letters of intent and other written communications (including arbitration awards) by which the Company and any of its Subsidiaries are bound.
“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to Subsection 7(1) of the Competition Act or his designee, and, when the context so requires, includes his staff at the Competition Bureau.
“Common Shareholders” means the registered and/or beneficial holders of the Common Shares, as the context requires.
“Common Shares” means the common shares in the capital of the Company.
“Company” has the meaning ascribed thereto in the Preamble.
“Company 2016 Budget” means the annual budget of the Company and/or its Subsidiaries, as applicable, in respect of the financial year ending December 31, 2016, as disclosed in Section 1.1(i) of the Company Disclosure Letter.
“Company Assets” means all of the assets, properties, permits, rights or other privileges (whether contractual or otherwise) of the Company and its Subsidiaries and, for greater certainty, includes the Owned Properties and the Leased Properties.
“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Purchaser with this Agreement.
“Company Employees” means the officers and employees of the Company and its Subsidiaries.
“Company Filings” means all documents publicly filed by or on behalf of the Company on SEDAR since January 1, 2014.
“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and the Preferred Shareholder Resolution.

“Company Securityholders” means, collectively, the Company Shareholders, the holders of Options, the holders of DSUs, the holders of RSUs and the holders of PSUs.
“Company Shareholders” means the Common Shareholders and the Preferred Shareholders.
“Company Shares” means, collectively, the Common Shares and the Preferred Shares.
“Company’s Constating Documents” means the articles of amalgamation and by-laws of the Company and all amendments to such articles or by-laws.
“Competition Act” means the Competition Act (Canada).
“Competition Act Approval” means (i) receipt by the Purchaser of an advance ruling certificate by the Commissioner of Competition under Subsection 102(1) of the Competition Act to the effect that the Commissioner of Competition is satisfied that he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act with respect to the transactions contemplated by this Agreement; or (ii) both of the (A) expiry or termination of the waiting period, including any extension of such waiting period, under Section 123 of the Competition Act or the waiver of the obligation to provide a pre-merger notification in accordance with paragraph 113(c) of the Competition Act, and (B) receipt by the Purchaser of a No Action Letter.
“Confidentiality Agreement” means the confidentiality, standstill and exclusivity agreement dated December 17, 2015 between the Company and the Parent.
“Consideration” means $24.00 in cash per Common Share, without interest, and $20.00 in cash per Preferred Share (together with an amount equal to all accrued and unpaid dividends thereon up to, but excluding, the Effective Date), without interest, as applicable.
“Contract” means any agreement, commitment, engagement, contract, franchise, licence, lease (including the Leases), obligation, undertaking or joint venture (written or oral) to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.
“Court” means the Québec Superior Court, or other court as applicable.
“Data Room” means the material contained in the virtual data room established by the Company as at 11:59 p.m. on February 1, 2016, the index of documents of which is appended to the Company Disclosure Letter.
“Debentures” means the 5.40% debentures due October 20, 2016 issued pursuant to the trust indenture dated as of October 20, 2006 among the Company, Computershare Trust Company of Canada and the guarantors thereto.
“Depositary” means Computershare Investor Services Inc.

“Disclosing Party” has the meaning ascribed thereto in Section 4.4(4).
“Dissent Rights” means the rights to demand repurchase of Company Shares in respect of the Arrangement described in the Plan of Arrangement.
“DSUs” means the outstanding deferred share units issued pursuant to the deferred share unit plan of the Company dated February 21, 2006.
“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.
“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.
“Employee Plans” means all employee benefit, fringe benefit, health, welfare, medical, dental, life insurance, supplemental unemployment benefit, bonus, commissions, profit sharing, option, phantom stock, stock appreciation, savings, insurance, incentive, incentive compensation, deferred compensation, termination, severance, change of control, share purchase, share compensation, disability, retirement, pension, supplemental retirement plans and similar employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of the Company or any of its Subsidiaries, Company Employees or former Company Employees, which are maintained, sponsored or funded by or binding upon the Company or any of its Subsidiaries, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, in respect of which the Company or any of its Subsidiaries may have any liability (contingent or otherwise), other than benefit plans established pursuant to statute, the deferred share unit plan of the Company dated February 21, 2006, the Share Unit Plans and the Stock Option Plans.
“Enterprise Registrar” means the enterprise registrar appointed by the Minister of Revenue of Québec.
“Environmental Laws” means all Laws and agreements with Governmental Entities and all other statutory requirements relating to public health and safety, noise control, pollution or the protection of the environment or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release of Hazardous Substances, including civil responsibility for acts or omissions with respect to the environment, and all Authorizations issued pursuant to such Laws, agreements or other statutory requirements.
“Exchange” means the Toronto Stock Exchange.
“Fairness Opinions” means the opinions of Scotia Capital Inc. to the effect that, as of the date of such opinion (i) the Consideration to be received by the Common Shareholders is fair, from a financial point of view, to the Common Shareholders and (ii) the Consideration to be received by the Preferred Shareholders is fair, from a financial point of view, to the Preferred Shareholders.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.
“GAAP” means generally accepted accounting principles as set out in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis.
“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, minister, cabinet, governor in council, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (iv) any stock exchange.
“Hazardous Substances” means any element, waste or other substance, whether natural or artificial and whether consisting of gas, liquid, solid or vapour that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or worker or public health and safety.
“Heritage Minister” means the Minister of Canadian Heritage and, when the context so requires, includes personnel at the Department of Canadian Heritage.
“ICA” means the Investment Canada Act.
“ICA Approvals” means the ICA Industry Approval and the ICA Heritage Approval.
“ICA Heritage Approval” means that the Heritage Minister shall have determined that she is satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada pursuant to the ICA and receipt by the Purchaser of written evidence from the Heritage Minister to that effect.
“ICA Industry Approval” means that the Industry Minister shall have determined that he is satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada pursuant to the ICA and receipt by the Purchaser of written evidence from the Industry Minister to that effect.

“Indemnified Persons” has the meaning ascribed to in Section 8.7(1).
“Industry Minister” means the Minister of Innovation, Science and Economic Development and, when the context so requires, includes personnel at Innovation, Science and Economic Development Canada.
“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) Software; and (viii) any other intellectual property and industrial property.
“Intellectual Property Rights” has the meaning ascribed to in Paragraph (29) of Schedule D.
“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.
“Law” means, with respect to any Person, any and all applicable law (statutory, civil, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.
“Leased Properties” has the meaning ascribed thereto in Paragraph (27)(c) of Schedule D.
“Leases” means the leases, subleases, licenses or occupancy agreements pursuant to which the Company or one of its Subsidiaries is the tenant, subtenant, licensee or occupier, as applicable, of the Leased Properties.
“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Matching Period” has the meaning ascribed thereto in Section 5.4(1)(e).
“Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, except any such change, event, occurrence, effect, state of facts or circumstances resulting from:

(a)	any change affecting the retail and distribution of hardware, home improvement and gardening industry as a whole;

(b)	any change in general economic, business, regulatory, political, financial, capital, securities or credit market conditions in Canada;

(c)	any change in Law or GAAP;

(d)	any fluctuation in interest or inflation rates or Canadian and U.S. currency exchange rates;

(e)
any action taken (or omitted to be taken) by Company or any of its Subsidiaries which is required to be taken (or omitted to be taken) pursuant to this Agreement or requested by the Parent or the Purchaser in writing, or the failure to take any actions prohibited by this Agreement;

(f)	the announcement of this Agreement or consummation of the Arrangement or the transactions contemplated hereby;

(g)	any matter which has been expressly disclosed by the Company in the Company Disclosure Letter;

(h)
the failure of the Company to meet any internal or published projections, forecasts, guidance or estimates of revenues, earnings or cash flows or any seasonal fluctuation in the Company’s results (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred); or

(i)
any change in the market price or trading volume of any securities of the Company or the credit ratings of the Company, or any suspension of trading in securities generally on any securities exchange on which any securities of the Company trade (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred);

provided, however, that (A) with respect to clauses (a) through to and including (d), such matter does not have a materially disproportionate effect on the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities of the Company and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the retail and distribution of hardware, home improvement and gardening industry (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect), and (B) unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “Material Adverse Effect” has occurred.
“Material Contract” means (1) any Contract: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect; (ii) that is a partnership agreement, limited liability company agreement, joint venture agreement or similar agreement or arrangement relating to the formation, creation or operation of any partnership, limited liability company or joint venture; (iii) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness (currently outstanding or which may become outstanding) for borrowed money in excess of $10,000,000 in the aggregate, excluding guarantees or intercompany liabilities or obligations between two or more wholly-owned Subsidiaries of the Company or between the Company and one or more of its wholly-owned Subsidiaries; (iv) restricting the incurrence of indebtedness by the Company or any of its Subsidiaries or (including by requiring the granting of an equal and rateable Lien) the incurrence of any Liens on any properties or assets of the Company or any of its Subsidiaries, or restricting the payment of dividends by the Company or by any of its Subsidiaries; (v) under which the Company or any of its Subsidiaries is obligated to make or expects to receive payments on an annual basis in excess of $10,000,000, such as the purchase of supplies, equipment and inventory; (vi) that creates, in favour of another Person other than the Company or a Subsidiary, an exclusive dealing arrangement, right of first offer or refusal or “most favoured nation” obligation; (vii) that is a Collective Agreement or other material agreement with a union; (viii) providing for severance or change in control payments; (ix) providing for the purchase, sale or exchange of, or unconditional option to purchase, sell or exchange, any real or immovable property or real or immovable asset where the purchase or sale price or agreed value or fair market value of such real or immovable property or real or immovable asset exceeds $10,000,000; (x) that limits or restricts in any material respect (A) the ability of the Company or any Subsidiary to engage in any line of business or carry on business in any geographic area, or (B) the scope of Persons to whom the Company or any of its Subsidiaries may sell products or deliver services; or (xi) that requires the consent of any other party to the Contract to a change in control of the Company or any of its Subsidiaries; and (2) any Lease.
“MI 61-101” means Multilateral Instrument 61-101 Protection of Minority Shareholders in Special Transactions.
“Misrepresentation” has the meaning ascribed thereto under Securities Laws.

“No Action Letter” means written confirmation from the Commissioner of Competition that he does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.
“OHSA” has the meaning ascribed to in Paragraph (33)(i) of Schedule D.
“officer” has the meaning ascribed thereto in the Securities Act (Québec).
“Options” means the outstanding options to purchase Common Shares issued pursuant to the Stock Option Plans.
“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees or similar actions taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).
“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person.
“Outside Date” means August 31, 2016 or such later date as may be agreed to in writing by the Parties, provided that if the Effective Date has not occurred by August 31, 2016 as a result of the failure to obtain one or more of the Regulatory Approvals, then the Purchaser may elect, by notice in writing delivered to the Company prior to August 31, 2016 to extend the Outside Date by a specified period of not more than two months, provided that, notwithstanding the foregoing, the Purchaser shall not be permitted to extend the Outside Date if the failure to obtain one or more of the Regulatory Approvals is primarily the result of the Purchaser’s or the Parent’s failure to comply with their covenants herein.
“Owned Properties” has the meaning ascribed thereto in Paragraph (27)(a) of Schedule D.
“Parent” has the meaning ascribed thereto in the Preamble.
“Parties” means the Company, the Parent and the Purchaser and “Party” means any one of them.
“Permitted Dividends” means, in respect of Common Shares, a dividend not in excess of $0.04 per Common Share per calendar quarter on a basis and on timing consistent with the Company’s current practice with respect to dividends, and in respect of the Preferred Shares, regular quarterly dividends payable on the Preferred Shares in accordance with the terms of such Preferred Shares, as set out in the Company’s Constating Documents.
“Permitted Liens” means, in respect of the Company or any of its Subsidiaries, any one or more of the following:

(a)
easements, servitudes, restrictions, restrictive covenants, party wall agreements, rights of way, licenses, permits and other similar rights in land or real property, including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not materially adversely affect the use of the Company Assets or otherwise materially impair business operations at the affected properties;

(b)	Liens imposed by Law and incurred in the Ordinary Course for obligations not yet due or delinquent;

(c)
Liens in respect of pledges or deposits under workers’ compensation, social security or similar laws, other than with respect to any amounts which are due or delinquent, unless such amounts are being contested in good faith by appropriate proceedings;

(d)
zoning and building by-laws and ordinances and regulations made by public authorities that do not materially adversely affect the use of the Company Assets or otherwise materially impair business operations at the affected properties;

(e)	Liens for indebtedness arising in the Ordinary Course which was incurred to pay all or a part of the purchase price of any personal or moveable property;

(f)
Liens incurred, created and granted in the Ordinary Course to a public utility or private supplier of services, municipality or Governmental Entity in connection with operations conducted with respect to any Company Assets that do not materially adversely affect the use of the Company Assets or otherwise materially impair business operations at the affected properties;

(g)
the reservations, limitations, provisos and conditions in any original grant from the applicable Governmental Entity of any of the lands forming part of any Company Assets, or interests in them and statutory exceptions to title that do not materially adversely affect the use of the Company Assets or otherwise materially impair business operations at the affected properties;

(h)	Liens for Taxes which are not due or delinquent, or which are being contested in good faith by appropriate proceedings;

(i)
inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of any Company Assets, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any Company Assets and in respect of which adequate holdbacks are being maintained as required by Law;

(j)
the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit forming part of any Company Assets, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance;

(k)
such other non-financial rights, imperfections or irregularities of title, encroachments and encumbrances or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties;

(l)
Liens, other than those described above, registered, as at the date of this Agreement, against the Company Assets in a public personal property registry, personal and real rights registry, land registry or register, or similar registry; and

(m)	Liens or royalties described in Section 1.1(iii) of the Company Disclosure Letter.
“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.
“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule A, subject to any amendments or variations to such plan made in accordance with Section 8.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 4.6(1).
“Preferred Shareholder Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company meeting by Preferred Shareholders, substantially in the form set out in Schedule C.
“Preferred Shareholders” means the registered and/or beneficial holders of the Preferred Shares in the capital of the Company, as the context requires.
“Preferred Shares” means the Series 6 Class A Preferred Shares and the Series 7 Class A Preferred Shares.
“PSUs” means the performance share units issued under the Share Unit Plans.
“Purchaser” has the meaning ascribed thereto in the Preamble.
“QBCA” means the Business Corporations Act (Québec).
“Receiving Party” has the meaning ascribed thereto in Section 4.4(4).
“Regulatory Approvals” means Competition Act Approval and ICA Approvals.

“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment.
“Representative” has the meaning ascribed thereto in Section 5.1(1).
“Rights Plan” means the shareholder rights plan agreement between the Company and Computershare Trust Company of Canada, as rights agent, dated as of March 10, 2011 and ratified by the Common Shareholders on May 13, 2014.
“RSUs” means the restricted share units issued under the share unit plans of the Company dated May 8, 2007, as amended on March 11, 2009, and February 17, 2015.
“Securities Authority” means the Autorité des marchés financiers (Québec) and the applicable securities commissions or securities regulatory authority of a province or territory of Canada.
“Securities Laws” means the Securities Act (Québec) and any other applicable Canadian provincial and territorial securities laws, rules and regulations and published policies thereunder.
“SEDAR” means the System for Electronic Document Analysis and Retrieval.
“Senior Management Employees” means all Company Employees holding a position of senior director or higher in hierarchy within the Company or its Subsidiaries.
“Series 6 Class A Preferred Shares” means the sixth series of preferred shares of the Company designated as “Cumulative 5-Year Rate Reset Series 6 Class A Preferred Shares”, as constituted on the date hereof.
“Series 7 Class A Preferred Shares” means the seventh series of preferred shares of the Company designated as “Cumulative Floating Rate Series 7 Class A Preferred Shares”, as constituted on the date hereof.
“Share Unit Plans” means the Company’s share unit plan adopted on May 8, 2007, as amended on March 11, 2009, and the Company’s share unit plan adopted on February 15, 2015.
“Special Committee” means the ad hoc committee of directors of the Board consisting of Robert Chevrier, Robert Paré, Steven Richardson, Bernard Dorval and Réal Brunet.
“Stock Option Plans” means the share option plan for designated senior executives of the Company adopted on October 24, 2002, as amended on December 14, 2005, March 8, 2007 and February 19, 2008, and the share option plan for designated employees of the Company adopted on March 12, 2015.

“Subsidiary” means, with respect to a Person, any entity, whether incorporated or unincorporated: (i) of which such Person or any other Subsidiary of such Person is a general partner; or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person and/or by any one or more of its Subsidiaries; and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal from an arms’ length third party or arms’ length third parties acting jointly: (i) to acquire not less than all of the outstanding Common Shares or all or substantially all of the assets of the Company on a consolidated basis; (ii) that complies with Securities Laws and did not result from or involve a breach of Article 5 hereof; (iii) that is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory (including with respect to the Competition Act and the ICA, to the extent applicable) and other aspects of such proposal and the Person or group of Persons making such proposal; (iv) that is not subject to any financing contingency; (v) that is not subject to any due diligence and/or access condition; and (vi) in respect of which the Board or any relevant committee thereof determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory (including with respect to the Competition Act and the ICA, to the extent applicable) and other aspects of such Acquisition Proposal and the Person or group of Persons making such Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to Common Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.4(2) of this Agreement).
“Superior Proposal Notice” has the meaning specified in Section 5.4(1)(c).
“Tax Act” means the Income Tax Act (Canada).
“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.
“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.
“Technology” has the meaning specified in Paragraph (29) of Schedule D.
“Terminating Party” has the meaning specified in Section 4.8(3).
“Termination Fee” has the meaning specified in Section 8.2.
“Termination Fee Event” has the meaning specified in Section 8.2.
“Termination Notice” has the meaning specified in Section 4.8(3).
“Voting Agreements” means the agreements to vote in favour of the Arrangement from each of the Company’s directors.
“wilful breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.
Section 1.2    Certain Rules of Interpretation
In this Agreement, unless otherwise specified:

(1)
Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to $ are references to Canadian dollars.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)
Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it. The term “made available” means (i) copies of the subject materials were included in the Data Room (ii) copies of the subject materials were provided to the Purchaser, or (iii) the subject material was listed in the Company Disclosure Letter or referred to in the Data Room and copies were provided to the Purchaser by the Company if requested.

(5)	Capitalized Terms. All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings ascribed to them in this Agreement.

(6)
Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the actual knowledge of (i) Robert Sawyer (President and Chief Executive Officer), (ii) Dominique Boies (Executive Vice-President and Chief Financial Officer), (iii) France Charlebois (Corporate Secretary and Chief Legal Officer), (iv) Christian Proulx (Senior Vice President, Human Resources and Communications), (v) Alain Brisebois (Executive Vice-President and Chief Commercial Officer), (vi) Luc Rodier (Executive Vice-President, Retail) and (vii) Stéphane Milot (Vice-President, Expansion, Development and Real Estate), in their respective capacities as officers of the Company and not in their personal capacity, after reasonable and diligent inquiry.

(7)
Accounting Terms. All accounting terms are to be interpreted in accordance with GAAP and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with GAAP.

(8)
Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(9)
Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(10)	Time References. References to time are to local time, Montreal, Québec.

(11)
Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company, each such provision shall be construed as a covenant by the Company to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

(12)	Schedules. The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.
ARTICLE 2
THE ARRANGEMENT
Section 2.1    Arrangement
The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.
Section 2.2    Interim Order
As soon as reasonably practicable after the date of this Agreement, but in any event on or before March 2, 2016, the Company shall apply in a manner reasonably acceptable to the Purchaser pursuant to Chapter XVI – Division II of the QBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)
that the required level of approval for the Arrangement Resolution shall be two-thirds of the votes cast on the Arrangement Resolution by Common Shareholders present in person or represented by proxy at the Company Meeting and that the required level of approval for the Preferred Shareholder Resolution shall be two-thirds of the votes cast on such resolution by Preferred Shareholders present in person or represented by proxy at the Company Meeting;

(c)
that, subject to the foregoing and in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d)	for the grant of the Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated in the Plan of Arrangement;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)
that the Company Meeting may be adjourned or postponed from time to time by the Company with the consent of the Parent in accordance with the terms of this Agreement without the need for additional approval of the Court;

(g)
that the record date for the Company Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) of the Company Meeting, unless required by Law; and

(h)	for such other matters as the Purchaser or the Company (with the prior consent of the other) may reasonably require.
Section 2.3    The Company Meeting

(1)	The Company shall:

(a)
convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law as soon as reasonably possible, but in any event on or before April 8, 2016, for the purpose of considering the Arrangement Resolution and the Preferred Shareholder Resolution and for any other proper purpose as may be set out in the Company Circular and agreed to by the Purchaser, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser except as required or permitted under Section 2.3(1)(i), Section 4.8(3) or Section 5.4(5), or as required for quorum purposes (in which case, the Company Meeting, shall be adjourned and not cancelled) or as required by applicable Law or by a Governmental Entity;

(b)
subject to the terms of this Agreement, use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and the Preferred Shareholder Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution or the Preferred Shareholder Resolution and the completion of any of the transactions contemplated by this Agreement, including, at the Company’s discretion or if so requested by the Purchaser, acting reasonably, using dealer and proxy solicitation services firms and cooperating with any Persons engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution and the Preferred Shareholder Resolution;

(c)
provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any dealer or proxy solicitation services firm, as requested from time to time by the Purchaser;

(d)
consult with the Purchaser in fixing the date of the Company Meeting and the record date of the Company Meeting, give notice to the Purchaser of the Company Meeting and allow the Purchaser’s representatives and legal counsel to attend the Company Meeting;

(e)
promptly advise the Purchaser, at such times as the Purchaser may reasonably request, including, as applicable, on a daily basis on each of the last 10 Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution and the Preferred Shareholder Resolution;

(f)
promptly advise the Purchaser of any communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the Arrangement and/or purported exercise or withdrawal of Dissent Rights by Company Shareholders. The Company shall not settle or compromise, or agree to settle or compromise, any such claims without the prior written consent of the Purchaser;

(g)	not change the record date for the Company Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by Law;

(h)
at the reasonable request of the Purchaser from time to time, provide the Purchaser with a list (in both written and electronic form) of (i) the registered Common Shareholders, together with their addresses and respective holdings of Common Shares, (ii) the registered Preferred Shareholders, together with their addresses and respective holdings of Preferred Shares, (iii) the names, addresses and holdings of all Persons having rights issued by the Company to acquire Common Shares (including holders of Options, holders of DSUs, holders of RSUs and holders of PSUs), and (iv) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Common Shares and Preferred Shares, together with their addresses and respective holdings of Common Shares and/or Preferred Shares, all as can be reasonably obtained by the Company using the procedure set forth under Securities Laws. The Company shall from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Common Shareholders and Preferred Shareholders, and lists of securities positions and other assistance as the Purchaser may reasonably request; and

(i)
if the Company Meeting is to be held during a Matching Period, at the request of the Purchaser, adjourn or postpone the Company Meeting to a date specified by the Purchaser that is not later than 10 Business Days after the date on which the Company Meeting was originally scheduled and in any event to a date that is not later than five Business Days prior to the Outside Date.

Section 2.4    The Company Circular

(1)
The Company shall, as promptly as reasonably practicable, prepare and complete, in consultation with the Purchaser, the Company Circular together with any other documents required by Law in connection with the Company Meeting and the Arrangement, and the Company shall, as promptly as reasonably practicable after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Company Shareholder and other Person as required by the Interim Order and Law, in each case so as to permit the Company Meeting to be held by the date specified in Section 2.3(1), provided that the Purchaser shall have complied with Section 2.4(4).

(2)
The Company shall ensure that the Company Circular complies in all material respects with Law, does not contain any Misrepresentation (other than, in each case, with respect to any written information provided by the Purchaser, its affiliates and their respective representatives for inclusion in the Company Circular, as applicable) and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) a copy of the Fairness Opinions, (ii) a statement that the Special Committee has received the Fairness Opinions, and has, after receiving legal and financial advice, unanimously recommended that the Board approve the Arrangement Agreement and that the Company Shareholders vote in favour of the Arrangement Resolution and the Preferred Shareholder Resolution, as applicable, (iii) a statement that the Board has received the Fairness Opinions, and has unanimously, after receiving legal and financial advice and the recommendation of the Special Committee, determined that the Arrangement Resolution is in the best interests of the Company and recommends that the Company Shareholders vote in favour of the Arrangement Resolution and the Preferred Shareholder Resolution, as applicable (the “Board Recommendation”) and (iv) a statement that each director and executive officer of the Company intends to vote all of such individual’s Company Shares in favour of the Arrangement Resolution and the Preferred Shareholder Resolution, as applicable.

(3)
The Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its counsel, and agrees that all information relating solely to the Purchaser included in the Company Circular must be in a form and content satisfactory to the Purchaser or the Parent, acting reasonably.

(4)
Each of the Parent and the Purchaser shall provide all necessary information concerning the Parent and the Purchaser that is required by Law to be included by the Company in the Company Circular or other related documents to the Company in writing, and shall ensure that such information does not contain any Misrepresentation.

(5)
Each Party shall promptly notify the other Parties if, at any time before the Effective Date, it becomes aware (in the case of the Purchaser, only in respect of information relating to the Purchaser or the Parent) that the Company Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Company Shareholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.5    Final Order
If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Chapter XVI – Division II of the QBCA, as soon as reasonably practicable, but in any event not later than five Business Days after the Arrangement Resolution is passed at the Company Meeting.
Section 2.6    Court Proceedings
Subject to the terms of this Agreement, the Purchaser and the Parent shall cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information regarding the Purchaser or the Parent as required by Law to be supplied by the Purchaser or the Parent in connection therewith. In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(1)	diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order;

(2)
provide the Purchaser and its legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable and due consideration to all comments of the Purchaser and its legal counsel;

(3)
provide legal counsel to the Purchaser on a timely basis with copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(4)	ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;

(5)
subject to applicable Law, not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, provided that nothing herein shall require the Purchaser to agree or consent to any increase in, or variation of the form of, the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement;

(6)
oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if, at any time after the issuance of the Final Order and prior to the Effective Time, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, do so only after notice to, and in consultation and cooperation with, the Purchaser; and

(7)
not object to legal counsel to the Purchaser making such submissions on the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably, provided the Purchaser’s legal counsel advises the Company of the nature of such submissions at least the day before the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

Section 2.7    Incentive Compensation Plans and Purchaser Compensation Covenants

(1)
Subject to the terms and conditions of this Agreement, pursuant to the Arrangement, the Company will take all reasonable steps necessary or desirable to acquire and/or cancel the securities identified below that are outstanding immediately prior to the Effective Time and in exchange for such acquisition and/or cancellation will pay the amounts set out below to the holders of such securities, subject to withholding taxes where applicable:

(a)
in respect of each Option, whether vested or unvested, an amount equal to the Consideration per Common Share less the applicable exercise price in respect of such Option (for greater certainty, where such amount is a negative, neither the Company nor the Purchaser shall be obligated to pay the holder of such Option any amount in respect of such Option); and

(b)
in respect of each DSU, RSU or PSU, whether vested or unvested, an amount equal to the Consideration per Common Share, except that the Consideration per Common Share in respect of each PSU granted in calendar 2013 shall be multiplied by the applicable level of achievement percentage determined by the Company’s Human Resources and Compensation Committee of the Company in accordance with the terms of the Share Unit Plans and the PSU agreements awarding such PSUs. For greater certainty, in respect of PSUs awarded during calendar 2013 which will not have fully vested in accordance with their terms prior to the next regularly scheduled meeting of the Company’s Human Resources and Compensation Committee, the determination by the Company’s Human Resources and Compensation Committee of the performance level of such PSUs shall be made on the basis that such PSUs vested immediately prior to the date of such determination.

(2)	All Options, DSUs, RSUs and PSUs outstanding on the Effective Time shall be deemed terminated in accordance with the Plan of Arrangement.

(3)
The Parties acknowledge that no deduction will be claimed by the Company in respect of any payment made to a holder of Options in respect of the Options pursuant to the Plan of Arrangement who is a resident of Canada or who is employed in Canada (both within the meaning of the Tax Act) in computing the Company’s taxable income under the Tax Act, and the Company shall: (i) where applicable, make an election pursuant to subsection 110(1.1) of the Tax Act in respect of the cash payments made in exchange for the surrender of Options, and (ii) provide evidence in writing of such election to holders of Options, it being understood that holders of Options shall be entitled to claim any deductions available to such persons pursuant to the Tax Act in respect of the calculation of any benefit arising from the surrender of Options.

(4)
Unless otherwise agreed in writing between the Parties, for a period of one year from the Effective Date, each of the Parent and the Purchaser covenant and agree, and after the Effective Time will cause the Company and any successor to the Company to covenant and agree that the Company Employees, unless their employment is terminated, shall be provided with compensation not less than, and benefits that are, in the aggregate, no less favourable than, those provided to such Company Employees immediately prior to the Effective Time.

(5)
Each of the Parent and the Purchaser covenant and agree, and after the Effective Time will cause the Company and any successor to the Company, to honour and comply in all material respects with the terms of all existing employment, indemnification, change in control, severance, termination or other compensation agreements and employment and severance obligations of the Company or any of its Subsidiaries and all obligations of the Company and its Subsidiaries under the Employee Plans.

(6)
Each of the Parent and the Purchaser agree and acknowledge that the Company shall institute special retention and/or transition bonus programs in connection with the Arrangement, the particulars of which have been set forth in Section 2.7(6) of the Company Disclosure Letter and, subject to completion of the Arrangement, each of the Parent and the Purchaser covenant and agree to cause the Company to allocate and pay out to the eligible Company Employees bonus amounts pursuant to the terms of such special retention and/or transition bonus programs.

(7)
Notwithstanding anything in this Section 2.7 to the contrary, the terms of this Section 2.7 shall not apply to any Company Employee who is covered by a Collective Agreement and instead, the terms and conditions of employment of each such Company Employee following the Effective Time shall be governed by the terms of the applicable Collective Agreement.

Section 2.8    Articles of Arrangement and Effective Date

(1)
The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement attached to this Agreement as Schedule A, as it may be amended from time to time by written agreement of the Parties hereto.

(2)
The Company shall file the Articles of Arrangement with the Enterprise Registrar as soon as reasonably practicable and in any event within five (5) Business Days after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions set out in Article 6 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), unless another time or date is agreed to in writing by the Parties.

(3)
From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by applicable Law, including the QBCA. The closing of the Arrangement will take place at the offices of Stikeman Elliott LLP, or at such other location as may be agreed upon by the Parties.

Section 2.9    Payment of Consideration
The Purchaser shall, immediately prior to the filing by the Company of the Articles of Arrangement with the Enterprise Registrar, provide the Depositary with sufficient funds to be held in escrow (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably) to satisfy: (i) the aggregate Consideration for the Common Shares as provided in the Plan of Arrangement and, (ii) if the Preferred Shareholder Resolution is passed, the aggregate Consideration for the Preferred Shares as provided in the Plan of Arrangement.
Section 2.10    Withholding Taxes
The Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable or otherwise deliverable to any Company Securityholders under the Plan of Arrangement such amounts as the Purchaser, the Company or the Depositary, as applicable, are required or reasonably believe to be required to deduct and withhold from such consideration under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the consideration payable pursuant to the Plan of Arrangement and shall be treated for all purposes under this Agreement as having been paid to the Company Securityholders in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.

Section 2.11    Parent Guarantee
The Parent hereby unconditionally and irrevocably guarantees in favour of the Company, the due and punctual performance by the Purchaser of the Purchaser’s obligations under this Agreement and the Plan of Arrangement. The Parent hereby agrees that the Company shall not have to proceed first against the Purchaser in respect of any such matter before exercising its rights under this guarantee against the Parent and agrees to be liable for all guaranteed obligations as if it were the principal obligor of such obligations.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Section 3.1    Representations and Warranties of the Company

(1)
Except as set forth in the Company Disclosure Letter (it being expressly understood and agreed that the disclosure of any fact or item in the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, disclosure for the purposes of) the representations and warranties of the Company that are contained in the corresponding Paragraph of Schedule D and any other representations or warranties of the Company only to the extent that the relevance of such disclosed fact or item to such other representation or warranty is reasonably apparent on its face), the Company represents and warrants to the Purchaser and to the Parent as set forth in Schedule D and acknowledges and agrees that the Purchaser and the Parent are relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)
Except for the representations and warranties set forth in this Agreement, neither the Company nor any other Person has made or makes any other express or implied representation and warranty, either written or oral, on behalf of the Company. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Agreement as set forth in Schedule D, neither the Company nor any other Person makes or has made any representation or warranty to the Parent or any of its Representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of the Company’s Subsidiaries or their respective businesses or operations or (b) any oral or written information furnished or made available to the Parent or any of its Representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or the consummation of the Arrangement and the other transactions contemplated by this Agreement, including the accuracy, completeness or currentness thereof, and neither the Company nor any other Person will have any liability to the Parent or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud.

(3)
The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. This Section 3.1(3) will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

(4)
The Company shall be permitted to include an express cross-reference to an item in the Company Filings in the Company Disclosure Letter provided that the disclosure in the Company Filings that is expressly cross-referenced is meaningful and not misleading and further provided that no qualification or disclosure shall include any reference to any forward-looking information or anything in the risk factors section of the Company Filings or similar language contained therein. The mere inclusion of any item in any section or subsection of the Company Disclosure Letter as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such item has had or would reasonably be expected to have a Material Adverse Effect, or otherwise represents an exception or material fact, circumstance, change, effect, event or occurrence for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement.

Section 3.2    Representations and Warranties of the Parent and the Purchaser

(1)
The Parent and the Purchaser jointly and severally represent and warrant to the Company as set forth in Schedule E and acknowledge and agree that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)
Except for the representations and warranties set forth in this Agreement, neither the Parent nor the Purchaser nor any other Person has made or makes any other express or implied representation and warranty, either written or oral, on behalf of the Parent or the Purchaser.

(3)
The representations and warranties of the Parent and the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. This Section 3.2(3) will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

ARTICLE 4
COVENANTS
Section 4.1    Conduct of Business of the Company

(1)
The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of the Purchaser, acting reasonably, (ii) as required by Law or a Governmental Entity, (iii) as required or permitted by this Agreement, (iv) as contemplated by the Company 2016 Budget, or (v) as contemplated by Section 4.1(1) of the Company Disclosure Letter, (A) the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course and in accordance with applicable Law, use its reasonable commercial efforts to maintain and preserve intact the current business organization, assets, properties and business of the Company and its Subsidiaries, keep available the services of the present employees and agents of the Company and its Subsidiaries and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors, dealer-owners and all other Persons having business relationships with the Company and its Subsidiaries, and (B) the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its articles of incorporation, articles of amalgamation or by-laws or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

(b)	split, combine or reclassify any shares of the Company or of any Subsidiary;

(c)
except as disclosed in Section 4.1(1)(c) of the Company Disclosure Letter, redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries;

(d)
issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of the Company or any of its Subsidiaries, except for (i) the issuance of Preferred Shares upon the conversion of currently outstanding Preferred Shares in accordance with their terms, (ii) the issuance of Common Shares issuable upon the exercise of the currently outstanding Options specified in Section 4.1(1)(d)(ii) of the Company Disclosure Letter, (iii) pursuant to outstanding PSUs or RSUs in accordance with the terms of the Share Unit Plans, (iv) the grant of Options, RSUs, PSUs or DSUs in the Ordinary Course for the annual grant of such options and awards as described in Section 4.1(1)(d)(iv) of the Company Disclosure Letter, or (v) the issuance of Common Shares to new or existing dealer-owners pursuant to their respective commercial licence agreements and ancillary documents with the Company;

(e)
other than as provided for in Section 4.1(1)(e) of the Company Disclosure Letter acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses (other than in the Ordinary Course, such as the purchase of supplies, equipment and inventory) having a cost, on a per transaction or series of related transactions basis, in excess of $3,000,000 and subject to a maximum of $10,000,000 for all such transactions;

(f)	reorganize, amalgamate or merge the Company, or, to the extent prejudicial to the Arrangement or to the Purchaser, any Subsidiary;

(g)	reduce the stated capital of the shares of the Company or any of its Subsidiaries;

(h)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(i)
except as disclosed in Section 4.1(1)(i) of the Company Disclosure Letter, sell, pledge, lease, dispose of, surrender, lose the right to use, mortgage, license, encumber or otherwise dispose of or transfer any assets of the Company or of any of its Subsidiaries or any interest in any assets of the Company or its Subsidiaries having a value greater than $3,000,000 in the aggregate, other than inventory sold in the Ordinary Course and other than leases for a partial and temporary occupancy by a third party of an Owned Property in the Ordinary Course;

(j)	other than as reflected in the Company 2016 Budget, make any capital expenditure or commitment to do so which individually or in the aggregate exceeds $3,000,000;

(k)
except as disclosed in Section 4.1(1)(k) of the Company Disclosure Letter, make any material Tax election, information schedule, return or designation, except as required by Law and in a manner consistent with past practice, settle or compromise any material Tax claim, assessment, reassessment or liability, file any amended Tax Return, enter into any material agreement with a Governmental Entity with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Law;

(l)
make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of any Person, other than the Company, any wholly-owned Subsidiary of the Company or dealer-owners in the Ordinary Course, in an amount on a per transaction or series of related transactions basis in excess of $3,000,000 individually and $10,000,000 in the aggregate;

(m)
prepay any long-term indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof in an amount, on a per transaction or series of related transactions basis, in excess of $3,000,000 other than (i) in connection with advances or repayments in the Ordinary Course under the Company’s or any Subsidiary’s existing credit facilities, (ii) indebtedness entered into in the Ordinary Course, (iii) in connection with the scheduled repayment of indebtedness pursuant to the Company’s term loans and debentures outstanding on the date of this Agreement or (iv) indebtedness owing by one wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company or of the Company to another wholly-owned Subsidiary of the Company; provided that any indebtedness created, incurred, refinanced, assumed or for which the Company or any Subsidiary becomes liable in accordance with the foregoing shall be prepayable at the Effective Time without premium, penalty or other incremental costs (including breakage costs) in excess of $1,000,000, in the aggregate;

(n)
enter into any equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments or, except in the Ordinary Course, enter into any interest rate or currency swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(o)
make any bonus or profit sharing distribution or similar payment of any kind, other than in accordance with an Employee Plan, as provided in the Company 2016 Budget or as disclosed in Section 4.1(1)(o) of the Company Disclosure Letter, or except as may be required by the terms of a Collective Agreement;

(p)	make any material change in the Company’s methods of accounting, except as required by concurrent changes in GAAP or pursuant to written instructions, comments or orders of a Securities Authority;

(q)
grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any Company Employees, other than as disclosed in Section 4.1(1)(o) and Section 4.1(1)(q) of the Company Disclosure Letter, or as may be required by the terms of a Collective Agreement;

(r)
except as required by Law or as disclosed in Section 4.1(1)(r) of the Company Disclosure Letter: (i) adopt, enter into or amend any Employee Plan (other than in conjunction with entering into an employment agreement in the Ordinary Course with a new employee who was not employed by the Company or a Subsidiary on the date of this Agreement); (ii) pay any benefit to any director or officer of the Company or any of its Subsidiaries or to any Company Employee that is not required under the terms of any Employee Plan in effect on the date of this Agreement; (iii) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of the Company or any of its Subsidiaries or to any Company Employee (other than in the Ordinary Course or as provided herein); (iv) make any material determination under any Employee Plan that is not in the Ordinary Course; or (v) take or propose any action to effect any of the foregoing;

(s)	cancel, waive, release, assign, settle or compromise any material claims or rights other than insured claims;

(t)
commence, waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations in excess of an amount of $1,000,000 individually or $2,500,000 in the aggregate or which would reasonably be expected to impede, prevent or delay the consummation of the transactions contemplated by this Agreement, other than insured claims;

(u)
except as disclosed in Section 4.1(1)(u) of the Company Disclosure Letter and other than entering into new Leases that represent less than $3,000,000 in total future payments individually or $10,000,000 in the aggregate, amend or modify or terminate or waive any material right under any Material Contract or enter into any contract or agreement that would be a Material Contract if in effect on the date hereof, provided that the foregoing shall not apply in respect of any Contract with customers, dealers or suppliers relating to the purchase or supply of goods or the purchase or sale of inventory or services by the Company or any of its Subsidiaries, in each case, in the Ordinary Course, which would not be a Material Contract pursuant to clauses (i) through (iv) or (vi) through (xii) of the definition thereof;

(v)
except as required by Law, enter into, amend or modify any union recognition agreement, Collective Agreement or similar agreement with any trade union or representative body, other than those listed in Section 3.1(34)(a) of the Company Disclosure Letter;

(w)
except as contemplated in Section 4.9 and except for scheduled renewals in the Ordinary Course, amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company or any Subsidiary in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(x)
in respect of any Company Assets, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change, in any material respect any existing material Authorization, production sharing agreement, Intellectual Property, other than in the Ordinary Course;

(y)
abandon or fail to diligently pursue any application for any material Authorizations or registrations or take any action, or fail to take any action, that could lead to the termination of any material Authorizations or registrations;

(z)
enter into or amend any Contract with any broker, finder or investment banker (other than a real estate broker), including any amendment of any of the Contracts listed in Section 4.1(1)(z) of the Company Disclosure Letter, provided that the foregoing shall not prohibit the Company from entering into an agreement with any dealer and proxy solicitation services firm for purposes of soliciting proxies in connection with the Arrangement; or

(aa)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(2)
If, on or after the date of this Agreement, the Company declares or pays any dividend or other distribution on the Company Shares prior to the Effective Time (other than Permitted Dividends), the Consideration per Company Share shall be reduced by the amount of such dividends or distributions.

Section 4.2    Covenants of the Company Relating to the Arrangement

(1)
The Company shall perform, and shall cause its Subsidiaries to perform, all obligations required or desirable to be performed by the Company or any of its Subsidiaries under this Agreement, cooperate with the Purchaser and the Parent in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause each of its Subsidiaries to:

(a)	use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it;

(b)
use all commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (A) necessary to be obtained under the Material Contracts in connection with the Arrangement or (B) required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Purchaser;

(c)
use all commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Company and its Subsidiaries relating to the Arrangement;

(d)
use all commercially reasonable efforts to, upon reasonable consultation with the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(e)
not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement;

(f)
assist in obtaining the resignations and releases (in a form satisfactory to the Purchaser, acting reasonably) of each member of the Board and each member of the board of directors of the Company’s Subsidiaries, and causing them to be replaced by Persons nominated by the Purchaser effective as of the Effective Time; and

(g)	use all commercially reasonable efforts to cause each of its directors to comply with and perform his or her obligations under their respective Voting Agreement.

(2)	The Company shall promptly notify the Purchaser in writing of:

(a)
any Material Adverse Effect or any change, effect, event, development, occurrence, circumstance or state of facts which could reasonably be expected to have a Material Adverse Effect, subject to compliance with applicable competition or antitrust Laws;

(b)
any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement;

(c)
any notice or other communication from any supplier, marketing partner, licensor of Intellectual Property or Technology, customer, distributor, dealer-owner or reseller to the effect that such supplier, marketing partner, licensor of Intellectual Property or Technology, customer, distributor, dealer-owner or reseller is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with the Company or any of its Subsidiaries as a result of this Agreement or the Arrangement;

(d)
any notice or other communication from a customer alleging a defect or claim in respect of any products supplied or sold by the Company or its Subsidiaries to the customer which is reasonably likely to be reflective of a material recurring product defect, to lead to a product recall or to form the basis for a potential class action recourse by customers;

(e)
any notice or other communication from any bargaining agent representing Company Employees giving notice to bargain and as permitted by Law, copies of any proposals tabled by any such bargaining agent that, if implemented, would materially modify the terms of a Collective Agreement;

(f)
any notice or other communication from any Governmental Entity in connection with the Agreement (and, subject to Law, contemporaneously provide a copy of any such written notice or communication to the Purchaser); or

(g)
any material filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, its Subsidiaries or the Company Assets.

(3)
The Company will, in all material respects, subject to applicable Law, conduct itself so as to keep the Purchaser and the Parent informed as to the material decisions outside of the Ordinary Course required to be made or actions required to be taken outside of the Ordinary Course with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by reason of confidentiality obligation owed to a third party in which case it will be provided, subject to Law, to the Purchaser’s outside counsel on an “external counsel” basis.

(4)
The Company shall keep the Purchaser informed of the status of any ongoing collective bargaining negotiations with any union between the date of the Agreement and the Effective Time and provide the Purchaser with copies of all material documents tabled by either party in the course of collective bargaining negotiations, in a timely fashion during said designed period.

(5)	The Company shall discharge the Liens listed in Section 3.1(27)(k) of the Company Disclosure Letter and to deliver to the Purchaser satisfactory evidence of same.
Section 4.3    Covenants of the Purchaser and the Parent Relating to the Arrangement

(1)
Each of the Purchaser and the Parent shall perform all obligations required or desirable to be performed by it under this Agreement, cooperate with the Company in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, each of the Purchaser and the Parent shall:

(a)	use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it;

(b)	use all commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it relating to the Arrangement;

(c)
use all commercially reasonable efforts, upon reasonable consultation with the Company, to oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement; and

(d)
subject to Section 4.4 in respect of Regulatory Approvals, not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or the Arrangement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement, provided that nothing in this Agreement prevents the Purchaser and the Parent and all of their affiliates from conducting business in the ordinary course.

(2)
In addition, in connection with the Debentures: (i) to the extent the Effective Time shall have occurred before October 20, 2016, being the date on which the Debentures are due, each of the Purchaser and the Parent covenant and agree, and after the Effective Time will cause the Company and any successor to the Company to covenant and agree, to cause the Company to take all such actions as are necessary in order to ensure that the Company has the necessary available funds to effect the repayment at maturity of the Debentures in accordance with their terms, and (ii) each of the Purchaser and the Parent covenant and agree to ensure compliance with the trust indenture dated as of October 20, 2006 among the Company, Computershare Trust Company of Canada and the guarantors thereto.

(3)
Each of the Purchaser and the Parent shall promptly notify the Company in writing of (i) any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement, or (ii) any material filings, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the Parent or the Purchaser that relate to this Agreement or the Arrangement, in the case of each of (i) and (ii) to the extent that such notice, communication, filing, action, suit, claim, investigation or proceeding would reasonably be expected to impair, impede, materially delay or prevent the Parent or the Purchaser from performing their obligations under this Agreement.
Section 4.4    Regulatory Approvals

(1)	As soon as reasonably practicable but not later than 15 Business Days after the date hereof:

(a)
(i) the Purchaser and the Company shall each file with the Commissioner of Competition the notice and information required under Subsection 114(1) of the Competition Act, and (ii) the Purchaser shall file with the Commissioner of Competition a submission requesting that an advance ruling certificate be issued under Section 102 of the Competition Act or, in the alternative, that the Commissioner of Competition issue a No Action Letter in respect of the transactions contemplated by this Agreement;

(b)	the Purchaser will file an application for review pursuant to Part IV of the ICA with the Industry Minister in respect of the transactions contemplated by this Agreement; and

(c)	the Purchaser will file an application for review pursuant to Part IV of the ICA with the Heritage Minister in respect of the transactions contemplated by this Agreement.

(2)
The Parties shall cooperate in good faith to obtain the Regulatory Approvals but, in the case of a disagreement over the strategy, tactics or decisions relating to obtaining the Regulatory Approvals, the Parent and the Purchaser shall have the final and ultimate authority over the appropriate strategy, tactics and decisions. To this end the Parties shall cooperate in connection with obtaining the Regulatory Approvals including providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required, or in the opinion of the Purchaser, acting reasonably, advisable, and shall cooperate in the preparation and submission of all applications, notices, filings, and submissions to Governmental Entities.

(3)	Subject to Section 4.4(4), each Party will:

(a)	promptly inform the other Party of any material communication received by that Party in respect of obtaining or concluding the Regulatory Approvals;

(b)
use commercially reasonable efforts to respond promptly to any request or notice from any Governmental Entity requiring the Parties, or any one of them, to supply additional information that is relevant to the review of the transactions contemplated by this Agreement in respect of obtaining or concluding the Regulatory Approvals;

(c)
permit the other Party to review in advance any proposed applications, notices, filings and submissions to Governmental Entities (including responses to requests for information and inquiries from any Governmental Entity) in respect of obtaining or concluding the Regulatory Approvals, and will provide the other Parties a reasonable opportunity to comment thereon and consider those comments in good faith;

(d)
promptly provide the other Party with any filed copies of applications, notices, filings and submissions, (including responses to requests for information and inquiries from any Governmental Entity) that were submitted to a Governmental Entity in respect of obtaining or concluding the Regulatory Approvals;

(e)
not participate in any substantive meeting or discussion (whether in person, by telephone or otherwise) with Governmental Entities in respect of obtaining or concluding the Regulatory Approvals unless it consults with the other Party in advance and gives the other Party or its legal counsel the opportunity to attend and participate thereat, unless a Governmental Entity requests otherwise; and

(f)	keep the other Party promptly informed of the status of discussions relating to obtaining or concluding the Regulatory Approvals.

(4)
Notwithstanding any other requirement in this Section 4.4, where a Party (a “Disclosing Party”) is required under this Section 4.4 to provide information to another Party (a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information or otherwise reasonably determines in respect thereof that disclosure should be restricted, the Disclosing Party may restrict the provision of such competitively sensitive and other information only to external legal counsel of the Receiving Party, provided that the Disclosing Party also provides the Receiving Party a redacted version of such information which does not contain any such competitively sensitive or other restricted information.

(5)
The Parent and the Purchaser shall use their commercially reasonable efforts to obtain the Regulatory Approvals. For greater certainty, in relation to the ICA Approvals, commercially reasonable efforts shall require that: (i) the application for review submitted by the Parent and the Purchaser include a package of substantial proposed undertakings; and, (ii) if required to secure ICA Approvals, the Parent and the Purchaser agree to propose enhanced and/or additional commitments that are acceptable to the Parent and the Purchaser, acting in good faith and reasonably. For greater certainty, in relation to the Competition Act Approval, commercially reasonable efforts shall not require the Parent and the Purchaser to take any action, and shall not permit the Company to take any action without the express written consent of the Purchaser and the Parent, that would result in a material negative impact on the Company, the Parent and the Purchaser, taken together.

(6)
In no circumstance shall the Company state or suggest that the Purchaser and the Parent are prepared to provide or agree to particular undertakings or requirements without the prior consent of the Purchaser and the Parent.

(7)	The Parent and the Purchaser will pay the government filing fee required in connection with making a filing under the Competition Act.
Section 4.5    Access to Information; Confidentiality

(1)
From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to applicable Law and the terms of any existing Contracts, and strictly for the purposes of business integration, the Company shall, upon reasonable prior notice: (a) give the Purchaser and the Parent and their respective officers, employees, advisors and representatives reasonable access during normal business hours to its and its Subsidiaries’ offices, properties, officers, books and records; and (b) furnish to the Purchaser and the Parent and their respective officers, employees, advisors and representatives such financial and operating data or other information with respect to the assets or business of the Company as the Purchaser may reasonably request, including for the purpose of facilitating integration planning; provided that the Company’s compliance with any request under this Section 4.5(1) shall not unduly interfere with the conduct of the Company’s business. Without limiting the foregoing: (a) the Purchaser and the Parent and their officers, employees, agents, advisors, representatives, lenders and potential lenders shall, upon reasonable prior notice, have the right to conduct inspections of each of the Owned Properties and Leased Properties; and (b) the Company shall, upon either of the Parent’s or the Purchaser’s request, facilitate discussions between the Parent or the Purchaser and any third party from whom consent may be required.

(2)
None of the Purchaser, the Parent or any of their representatives will contact any Company Employee, agent, customer, dealer, supplier, or other person having a business relationship with the Company except after consultation with the President and Chief Executive Officer or the Executive Vice President and Chief Financial Officer.

(3)
Investigations made by or on behalf of the Purchaser, whether under this Section 4.5 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Company in this Agreement.

(4)
This Section 4.5 shall not require the Company or its Subsidiaries to permit any access, or to disclose any information that in the reasonable good faith judgment of the Company, after consultation with outside legal counsel, is likely to result in the breach of any Contract, any violation of any Law or cause any privilege (including attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information; provided that, the Parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so could reasonably (in the good faith belief of such disclosing Party, after consultation with counsel) be managed through the use of customary “clean-room” arrangements.

(5)
The Purchaser acknowledges that the Confidentiality Agreement continues to apply and that any information provided under Section 4.5(1) above that is non-public and/or proprietary in nature shall be subject to the terms of the Confidentiality Agreement; provided that to the extent any provision of the Confidentiality Agreement conflicts with the terms of this Agreement, the terms of this Agreement shall prevail. For greater certainty, if this Agreement is terminated in accordance with its terms, any obligations of the Parties and their respective representatives under the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

Section 4.6    Pre-Acquisition Reorganization

(1)
Subject to Section 4.6(2), the Company agrees that, upon request of the Purchaser, the Company shall use its commercially reasonable efforts to (i) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as the Purchaser may request, acting reasonably (each a “Pre-Acquisition Reorganization”), (ii) cooperate with the Purchaser and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken, and (iii) cooperate with the Purchaser and its advisors to seek to obtain consents or waivers which might be required from the Company’s lenders under its existing credit facilities in connection with the Pre-Acquisition Reorganizations, if any, provided that any costs, fees or expenses associated therewith shall be at the Purchaser’s sole expense.

(2)	The Company will not be obligated to participate in any Pre-Acquisition Reorganization under Section 4.6(1) unless the Company determines in good faith that such Pre-Acquisition Reorganization:

(a)
can be completed prior to the Effective Date, and can be reversed or unwound in the event the Arrangement does not become effective without adversely affecting the Company, any of its Subsidiaries, the Company Securityholders or holders of Debentures;

(b)	is not prejudicial to the Company, any of its Subsidiaries, the Company Securityholders or holders of Debentures;

(c)
does not impair, impede, delay or prevent the receipt of any Regulatory Approvals or the satisfaction of any conditions set forth in Article 6 or the ability of the Company, the Parent or the Purchaser to consummate, and will not materially delay the consummation of, the Arrangement;

(d)	does not require the Company to obtain the approval of any Company Securityholders or holders of Debentures or, after the mailing of the Company Circular, to require any amendment thereto;

(e)	is effected as close as reasonably practicable prior to the Effective Time;

(f)
does not require the Company or its Subsidiaries to take any action that could reasonably be expected to result in Taxes being imposed on, or any adverse Tax or other consequences to, any Company Securityholders or holders of Debentures incrementally greater than the Taxes or other consequences to such party in connection with the completion of the Arrangement in the absence of action being taken pursuant to this Section 4.6;

(g)
does not result in any material breach by the Company or any of its Subsidiaries of any Contract or any breach by the Company or any of its Subsidiaries of their respective organizational documents or Law;

(h)	does not require the directors, officers, employees or agents of the Company or its Subsidiaries to take any action in any capacity other than as a director, officer, employee or agent; and

(i)
shall not become effective unless the Parent and the Purchaser each has irrevocably waived or confirmed in writing the satisfaction of all conditions in its favour under Section 6.1 and Section 6.2 and shall have confirmed in writing that each of them is prepared to promptly and without condition (other than compliance with this Section 4.6) proceed to effect the Arrangement.

(3)
The Purchaser must provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least 15 Business Days prior to the Effective Date. Upon receipt of such notice, the Company and the Purchaser shall work cooperatively and use their commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement (provided that such amendments do not require the Company to obtain approval of Company Securityholders or holders of Debentures). Such Pre-Acquisition Reorganization shall be made effective as of the last moment of the Business Day ending immediately prior to the Effective Date.

(4)
The Purchaser agrees that (i) it will be responsible, pay for, reimburse and indemnify the Company and each Subsidiary, for all direct and indirect costs and expenses, losses, liabilities, fees and Taxes associated with any proposed Pre-Acquisition Reorganization (including out-of-pocket costs and expenses for filing fees and external counsel and auditors which may be incurred) and (ii) if the Arrangement is not completed as contemplated herein, it shall indemnify and save harmless the Company, its affiliates, Company Securityholders and holders of

Debentures from and against any and all direct and indirect liabilities, losses, Taxes, damages, claims, costs, expenses, interest awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization if after participating in any Pre-Acquisition Reorganization the Arrangement is not completed other than due to a breach by the Company of the terms and conditions of this Agreement, including any reasonable costs incurred by the Company in order to restore the organizational structure of the Company to a substantially identical structure of the Company as at the date hereof.

(5)
The Purchaser and the Parent waive any breach of a representation, warranty or covenant by the Company, where such breach is a result of an action taken by the Company or a Subsidiary in good faith pursuant to a request by the Purchaser in accordance with this Section 4.6.

Section 4.7    Public Communications
The Parties shall cooperate in the preparation of presentations, if any, to the Company Securityholders regarding the Arrangement. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), and the Company must not make any filing with any Governmental Entity (subject in each case to the Company’s overriding obligations to make any disclosure or filing required by Laws or as contemplated by Section 4.4) with respect to this Agreement or the Arrangement without the consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any Party that, in the opinion of its outside legal counsel, is required to make disclosure by Law (other than in connection with the Regulatory Approvals contemplated by Section 4.4) shall use its best efforts to give the other Parties prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Parties or their counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing. For greater certainty, the foregoing shall not prevent either Party from making internal announcements to employees and having discussions with Company Securityholders and financial analysts and other stakeholders so long as such statements and announcements are consistent with the most recent press releases, public disclosures or public statements made by the Parties.
Section 4.8    Notice and Cure Provisions

(1)	Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)
cause any of the representations or warranties of such Party (and, in the case of the Parent, any of the representations or warranties of the Purchaser) contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time; or

(b)
result in the failure, in any material respect, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party (and, in the case of the Parent, likely to result in the failure, in any material respect, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Purchaser) under this Agreement.

(2)
Notification provided under this Section 4.8 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)
The Parent and the Purchaser may not elect to exercise their right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c)(i), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) the date that is 15 Business Days following receipt of such Termination Notice by Breaching Party, if such matter has not been cured by such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting, unless the Parties agree otherwise, the Company shall postpone or adjourn the Company Meeting to the earlier of (a) five (5) Business Days prior to the Outside Date and (b) the date that is 15 Business Days following receipt of such Termination Notice by the Breaching Party.

Section 4.9    Insurance and Indemnification

(1)
Prior to the Effective Date, the Company shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate than the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the Purchaser will, or will cause the Company and its Subsidiaries to maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided that the Purchaser will not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 200% of the Company’s and its Subsidiaries’ current annual aggregate premium for policies currently maintained by the Company and its Subsidiaries.

(2)
The Parent and the Purchaser shall honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Company and its Subsidiaries to the extent that they are disclosed in Section 4.9(2) of the Company Disclosure Letter, and acknowledges that such rights, to the extent that they are disclosed in Section 4.9(2) of the Company Disclosure Letter, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date. The provisions of this Section 4.9 shall be binding, jointly and severally, on all successors of the Purchaser and the Parent.

(3)
If the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates or amalgamates with or merges or liquidates into any other Person and is not a continuing or surviving corporation or entity of such consolidation, amalgamation, merger or liquidation, or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser and the Parent shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or its Subsidiaries) assumes all of the obligations set forth in this Section 4.9.

ARTICLE 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION
Section 5.1    Non-Solicitation

(1)
Except as expressly provided in this Article 5, the Company, shall not, and shall cause its Subsidiaries not to, directly or indirectly, through any officer, director, employee, representative (including any financial or other adviser) or agent of the Company or of any of its Subsidiaries (collectively “Representatives”), or otherwise, and not permit any such Person to:

(a)
solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)
enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Parent, the Purchaser and their affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(c)	withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify, the Board Recommendation;

(d)
accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for a period of no more than five Business Days following such public announcement or public disclosure will not be considered to be in violation of this Section 5.1 (or in the event that the Company Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Company Meeting)); or

(e)
accept or enter into (other than a confidentiality agreement permitted by and in accordance with Section 5.3) or publicly propose to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal.

(2)
The Company shall, and shall cause its Subsidiaries and its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiation, or other activities commenced prior to the date of this Agreement with any Person (other than the Parent, the Purchaser and their affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, the Company will:

(a)
discontinue access to and disclosure of all information regarding the Company or any of its Subsidiaries in respect of any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, including any data room and any confidential information, properties, facilities, books and records of the Company or any of its Subsidiaries; and

(b)
to the extent that such information has not previously been returned, promptly request, and exercise all rights it has to require, (i) the return or destruction of all copies of any confidential information regarding the Company or its Subsidiaries and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company of any Subsidiary, in each case, provided to any Person other than the Parent and the Purchaser since January 1, 2014 in respect of any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(3)
The Company represents and warrants that the Company has not waived any confidentiality, standstill or similar agreement or restriction in effect as of the date of this Agreement to which the Company or any Subsidiary is a Party, and further covenants and agrees (i) that the Company shall take all necessary action to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement or covenant to which the Company or any Subsidiary is a party, and (ii) not release, and cause its Subsidiaries not to release, any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement or covenant to which the Company or any Subsidiary is a party, without the prior written consent of the Purchaser (which may be withheld or delayed in the Purchaser’s sole and absolute discretion) (it being acknowledged by the Purchaser that the automatic termination or release of any standstill restrictions of any such agreements as a result of entering into and announcing this Agreement shall not be a violation of this Section 5.1(3)), nor will the Company waive the application of the Rights Plan in favour of any third party.

Section 5.2    Notification of Acquisition Proposals

(1)
If the Company or any of its Subsidiaries or any of their respective Representatives, receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any Subsidiary in connection with an Acquisition Proposal, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of the Company or any Subsidiary, the Company shall promptly notify the Purchaser, at first orally, and then as soon as practicable and in any event within 24 hours in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and shall provide the Purchaser with copies of all written documents, material or substantive correspondence or other material received in respect of, from or on behalf of any such Persons. The Company shall keep the Purchaser fully informed on a current basis of the status of material developments and (to the extent permitted by Section 5.3) negotiations with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request and shall provide to the Purchaser copies of all material or substantive correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence communicated to the Company by or on behalf of any Person making any such Acquisition Proposal, inquiry, proposal, offer or request.

Section 5.3    Responding to an Acquisition Proposal

(1)
Notwithstanding Section 5.1, if at any time prior to obtaining the approval by the Common Shareholders of the Arrangement Resolution, the Company receives a written Acquisition Proposal, the Company may (i) contact the Person making such Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal, and (ii) engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information, properties, facilities, books or records of the Company or its Subsidiaries, if and only if, in the case of this clause (ii):

(a)
the Board first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal;

(b)
such Person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with the Company or any of its Subsidiaries;

(c)	the Company has been, and continues to be, in compliance with its obligations under this Article 5;

(d)
prior to providing any such copies, access, or disclosure, the Company enters into a confidentiality and standstill agreement with such Person that contains a standstill provision that is no less onerous or more beneficial to such Person than that in the Confidentiality Agreement and is otherwise on terms that are no less favourable to the Company than those found in the Confidentiality Agreement, and any such copies, access or disclosure provided to such Person shall have already been (or simultaneously be) provided to the Purchaser (by posting such information to the Data Room or otherwise); and

(e)
prior to providing any such copies, access or disclosure, the Company provides the Purchaser with a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 5.3(1)(d).

Section 5.4     Right to Match

(1)
If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Common Shareholders the Board may, subject to compliance with Article 7 and Section 8.2, enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(a)
the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with the Company or any of its Subsidiaries;

(b)	the Company has been, and continues to be, in compliance with its obligations under this Article 5;

(c)
the Company has delivered to the Purchaser a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to enter into such definitive agreement with respect to such Superior Proposal, together with a written notice from the Board regarding the value and financial terms that the Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Superior Proposal (the “Superior Proposal Notice”);

(d)
the Company has provided the Purchaser a copy of the proposed definitive agreement for the Superior Proposal and all supporting materials, including any financing documents supplied to the Company in connection therewith;

(e)
at least five Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received all of the materials set forth in Section 5.4(1)(d);

(f)
during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(g)
after the Matching Period, the Board (i) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 5.4(2)) and (ii) has determined in good faith, after consultation with its outside legal counsel, that the failure by the Board to recommend that the Company enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties; and

(h)	prior to or concurrently with entering into such definitive agreement the Company terminates this Agreement pursuant to Section 7.2(1)(c)(ii) and pays the Termination Fee pursuant to Section 8.2.

(2)
During the Matching Period, or such longer period as the Company may approve (in its sole discretion) in writing for such purpose: (a) the Board shall review any offer made by the Purchaser under Section 5.4(1)(e) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition

Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Company shall negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchaser and the Company and the Purchaser shall amend this Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)
Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.4, and the Purchaser shall be afforded a new five Business Day Matching Period from the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received all of the materials set forth in Section 5.4(1)(d) with respect to the new Superior Proposal from the Company.

(4)
The Board shall promptly reaffirm the Board Recommendation by press release after any Acquisition Proposal which the Board has determined not to be a Superior Proposal is publicly announced or publicly disclosed or the Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 5.4(2) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Purchaser and its counsel.

(5)
If the Company provides a Superior Proposal Notice to the Purchaser on a date that is less than 10 Business Days before the Company Meeting, the Company shall either proceed with or postpone the Company Meeting to a date that is not more than 15 Business Days after the scheduled date of the Company Meeting, as directed by the Purchaser.

(6)
Nothing contained in this Agreement shall prevent the Board from complying with Section 2.17 of Multilateral Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal.

ARTICLE 6
CONDITIONS
Section 6.1    Mutual Conditions Precedent
The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(1)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Common Shareholders at the Company Meeting in accordance with the Interim Order.

(2)
Interim and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)
Illegality. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents, prohibits or makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company, the Parent or the Purchaser from consummating the Arrangement or any of the other transactions contemplated in this Agreement.

Section 6.2    Additional Conditions Precedent to the Obligations of the Purchaser
The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(1)
Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored), (ii) the representations and warranties of the Company set forth in Paragraphs (1), (2), (3), (5)(a), (8), (9) and (24) of Schedule D were true and correct as of the date of this Agreement and are true and correct as of the Effective Time in all material respects (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored) and (iii) the representations and warranties of the Company set forth in Paragraph (6) of Schedule D were true and correct as of the date of this Agreement and are true and correct as of the Effective Time in all but de minimis respects, in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and the Company has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(2)
Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(3)
Regulatory Approvals. Each of the Regulatory Approvals has been made, given or obtained on terms acceptable to the Purchaser taking into account the covenants of the Parent and the Purchaser in this respect at Section 4.4, and each such Regulatory Approval is in force and has not been modified.

(4)	No Legal Action. There is no action or proceeding (whether, for greater certainty, by a Governmental Entity or any other Person) pending or threatened in any jurisdiction to:

(a)
cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Parent’s or the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Company Shares, including the right to vote the Common Shares;

(b)
impose terms or conditions on completion of the Arrangement or on the ownership or operation by the Parent or the Purchaser of the business or assets of the Parent, the Purchaser, their affiliates and related entities, the Company or any of the Company’s Subsidiaries and related entities, or compel the Parent or the Purchaser to dispose of or hold separate any of the business or assets of the Parent, the Purchaser, their affiliates and related entities, the Company or any of the Company’s Subsidiaries and related entities as a result of the Arrangement, in each case, beyond what the Parent and the Purchaser are required to accept or agree to pursuant to Section 4.4; or

(c)	prevent or materially delay the consummation of the Arrangement, or if the Arrangement were to be consummated, have a Material Adverse Effect.

(5)	Dissent Rights. Dissent Rights have not been exercised with respect to more than 10% of the issued and outstanding Common Shares.

(6)	Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect.
Section 6.3    Additional Conditions Precedent to the Obligations of the Company
The Company is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)
Representations and Warranties. The representations and warranties of the Parent and the Purchaser which are qualified by references to materiality and the representations and warranties set forth in Paragraphs (1), (2), (3), (5)(a) and (9) of Schedule E were true and correct as of the date of this Agreement and are true and correct as of the Effective Time, in all respects, and all other representations and warranties of the Parent and the Purchaser were true and correct as of the date of this Agreement and are true and correct as of the Effective Time, in all material respects, in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not materially impede completion of the Arrangement, and the Parent and the Purchaser have delivered a certificate confirming same to the Company, executed by two senior officers of the Parent and the Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

(2)
Performance of Covenants. The Parent and the Purchaser have fulfilled or complied in all material respects with each of the covenants of the Parent and the Purchaser contained in this Agreement to be fulfilled or complied with by them on or prior to the Effective Time, and the Parent and the Purchaser have delivered a certificate confirming same to the Company, executed by two senior officers of the Parent and the Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

(3)
Deposit of Consideration. Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained herein in its favour (other than conditions which, by their nature, are only capable of being satisfied as of the Effective Time), the Purchaser has deposited or caused to be deposited with the Depositary in escrow in accordance with Section 2.9 the funds required to effect payment in full of the aggregate Consideration to be paid pursuant to the Arrangement and the Depositary has confirmed to the Company receipt of such funds.

Section 6.4    Satisfaction of Conditions
The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the

Enterprise Registrar. For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between the Purchaser and the Depositary, all funds held in escrow by the Depositary pursuant to Section 2.9 hereof shall be deemed to be released from escrow when the Certificate of Arrangement is issued.
ARTICLE 7
TERM AND TERMINATION
Section 7.1    Term
This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.
Section 7.2    Termination

(1)	This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Parties; or

(b)	either the Company, on the one hand, or the Parent or the Purchaser, on the other hand, if:

(i)
the Arrangement Resolution is not approved by the Common Shareholders at the Company Meeting in accordance with the Interim Order provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(i) if the failure to obtain the approval of the Common Shareholders has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(ii)
after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Company, the Parent or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided the Party seeking to terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or

(iii)
the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party (including, in the case of the Purchaser, the Parent)

of any of its representations or warranties or the failure of such Party (including, in the case of the Purchaser, the Parent) to perform any of its covenants or agreements under this Agreement.

(c)	the Company if:

(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or the Purchaser under this Agreement occurs that would cause any condition in Section 6.3(1) or Section 6.3(2) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 4.8(3); provided that any wilful breach shall be deemed to be incurable and the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) or Section 6.2(2) not to be satisfied; or

(ii)
prior to the approval by the Common Shareholders of the Arrangement Resolution, the Board authorizes the Company to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.3) with respect to a Superior Proposal in accordance with Section 5.4, provided the Company is then in compliance with Article 5 and that prior to or concurrent with such termination the Company pays the Termination Fee in accordance with Section 8.2.

(d)	the Parent or the Purchaser if:

(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) or Section 6.2(2) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 4.8(3); provided that any wilful breach shall be deemed to be incurable and the Parent and the Purchaser are not then in breach of this Agreement so as to cause any condition in Section 6.3(1) or Section 6.3(2) not to be satisfied;

(ii)
(A) the Board or any committee of the Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the Board Recommendation, (B) the Board or any committee of the Board accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the date of the Company Meeting, if sooner)), (C) the Board or any committee of the Board accepts or enters into (other than a confidentiality agreement permitted by and in accordance with Section 5.3) or publicly proposes to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal, (D) the Board or any committee of the Board fails to publicly recommend or reaffirm the Board Recommendation within five Business Days after having been requested in writing by the Purchaser to do so (or in the event that the Company Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Company Meeting), or (E) the Company breaches Article 5 in any material respect;

(iii)	the condition set forth in Section 6.2(5) is not capable of being satisfied by the Outside Date; or

(iv)	there has occurred a Material Adverse Effect which is incapable of being cured on or prior to the Outside Date.

(2)
The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.3    Effect of Termination/Survival

(1)
If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 2.7 and Section 4.9 shall survive for a period of six (6) years following such termination; (b) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 4.6(4), Section 4.6(5) shall survive any termination hereof for the maximum limitation period permitted under the Law and, (c) in the event of termination under Section 7.2, Section 4.6(4), Section 4.6(5), this Section 7.3 and Section 8.2 through to and including Section 8.16 shall survive, and provided further that, subject to Section 8.2(4), no Party shall be relieved of any liability for any wilful breach by it of this Agreement.

ARTICLE 8
GENERAL PROVISIONS
Section 8.1    Amendments
This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Company Shareholders, and any such amendment may, subject to the Interim Order and Final Order and Laws, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	modify any mutual conditions contained in this Agreement.
Notwithstanding anything to the contrary contained herein, if the Preferred Shareholder Resolution is not approved by the Preferred Shareholders in accordance with the Interim Order prior to the Final Order being obtained, the Plan of Arrangement shall be amended to exclude the Preferred Shares from the Plan of Arrangement along with matters ancillary thereto (including, for greater certainty, the Dissent Rights in favour of the Preferred Shareholders).
Section 8.2    Termination Fees

(1)
Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Termination Fee Event occurs, the Company shall pay the Purchaser the Termination Fee in accordance with Section 8.2(3).

(2)	For the purposes of this Agreement, “Termination Fee” means $100,000,000, and “Termination Fee Event” means the termination of this Agreement:

(a)	by the Parent or the Purchaser, pursuant to Section 7.2(1)(d)(ii);

(b)	by the Company, pursuant to Section 7.2(1)(c)(ii);

(c)	pursuant to any Subsection of Section 7.2(1) if at such time the Parent or the Purchaser is entitled to terminate this Agreement pursuant to Section 7.2(1)(d)(ii); or

(d)
by the Company or the Parent or the Purchaser pursuant to Section 7.2(1)(b)(i) or Section 7.2(1)(b)(iii), or by the Parent or the Purchaser pursuant to Section 7.2(1)(d)(i) (due to a willful breach or fraud), if;

(i)
prior to such termination, an Acquisition Proposal is made or publicly announced or otherwise publicly disclosed by any Person (other than the Purchaser, the Parent or any of their respective affiliates) or any Person (other than the Parent, the Purchaser or any of their respective affiliates) shall have publicly announced an intention to make an Acquisition Proposal; and

(ii)
within 365 days following the date of such termination (A) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) is consummated or effected, or (B) the Company or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract, other than a confidentiality agreement permitted by and in accordance with Section 5.3, in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated or effected (whether or not such Acquisition Proposal is later consummated or effected within 365 days after such termination).

For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that references to “20% or more” shall be deemed to be references to “50% or more”.

(3)
If a Termination Fee Event occurs due to a termination of this Agreement by the Company pursuant to Section 7.2(1)(c)(ii), the Termination Fee shall be paid prior to or simultaneously with the occurrence of such Termination Fee Event. If a Termination Fee Event occurs (i) due to a termination of this Agreement by the Parent or the Purchaser pursuant to Section 7.2(1)(d)(ii) or (ii) in the circumstances set out in Section 8.2(2)(c), the Termination Fee shall be paid within two Business Days following such Termination Fee Event. If a Termination Fee Event occurs in the circumstances set out in Section 8.2(2)(d), the Termination Fee shall be paid upon the consummation/closing of the Acquisition Proposal referred to therein. Any Termination Fee shall be paid by the Company to the Purchaser (or as the Purchaser may direct by notice in writing), by wire transfer in immediately available funds to an account designated by the Purchaser.

(4)
The Company acknowledges that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parent and the Purchaser would not enter into this Agreement, and that the amounts set out in this Section 8.2 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, reputational damage, and out-of-pocket expenditures, which the Parent and the Purchaser will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. The Company irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. In the event the Termination Fee is paid in full to the Purchaser (or as it directs) in the manner provided in this Section 8.2, the Parent and the Purchaser agree that the payment of the Termination Fee is the sole and exclusive remedy of the Parent and the Purchaser in connection with this Agreement (and the termination hereof), the transactions contemplated hereby or any matter forming the basis for such termination, and following such receipt neither the Parent nor the Purchaser shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its affiliates arising out of or in connection with this Agreement (or the termination thereof) or the transactions contemplated herein and neither the Company nor any of its affiliates shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Parent or the Purchaser or any of their respective affiliates. Notwithstanding anything in this Agreement to the contrary, while the Parent and the Purchaser may pursue both a grant of specific performance in accordance with Section 8.6 and the payment of the Termination Fee under Section 8.2, under no circumstances shall the Parent or the Purchaser be permitted or entitled to receive both a grant of specific performance of the Company’s obligation to consummate the transactions contemplated hereby and any monetary damages, including all or any portion of the Termination Fee.
Section 8.3    Expenses and Expense Reimbursement

(1)
Except as expressly otherwise provided in this Agreement, all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement and the transactions contemplated hereunder and thereunder, including all costs, expenses and fees of the Company incurred prior to or after the Effective Time in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated. Except as provided in Section 4.4(7), the Purchaser and the Company shall each pay one-half of the filing fees required to obtain Regulatory Approvals, including applicable Taxes.

(2)
In addition to the rights of the Purchaser under Section 8.2(1), if this Agreement is terminated by the Parent or the Purchaser pursuant to Section 7.2(1)(d)(i), then the Company shall, within two Business Days of such termination, pay or cause to be paid to the Purchaser (or as the Purchaser may direct by notice in writing), by wire transfer in immediately available funds to an account designated by the Purchaser, an expense reimbursement fee of $15,000,000. In no event shall the Company be required to pay under Section 8.2(1), on the one hand, and this Section 8.3(2), on the other hand, in the aggregate, an amount in excess of the Termination Fee.

(3)
The Company confirms that other than the fees disclosed in Section 8.3(3) of the Company Disclosure Letter, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 8.4    Notices
Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier, facsimile or electronic mail (provided confirmation of receipt is acknowledged by return electronic mail from the recepient) addressed:

(a)	to the Purchaser and the Parent at:
Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, NC 28117
Attention:     Chief Development Officer and President - International
Facsimile:     (704) 757-0805
E-mail:        Richard.D.Maltsbarger@lowes.com

and

Lowe’s Companies Canada, ULC
5160 Yonge Street, Suite 200
Toronto, Ontario, Canada
Facsimile:     (416) 730-7371
Attention:     President
E-mail:        Sylvain.Prud'homme@lowes.com

with a copy to:
Office of the General Counsel
Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, NC 28117
Facsimile:  (704) 757-0675

with a copy to:
Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Canada M5L 1B9
Attention:     William J. Braithwaite
Facsimile:     (416) 947-0866
E-mail:        WBraithwaite@stikeman.com

(b)	to the Company at:
220 Chemin du Tremblay,
Boucherville,
Québec, Canada J4B 8H7

Attention:     Dominique Boies
Facsimile:     (514) 599-5126
E-mail:        dominique.boies@rona.ca

with a copy to:
Norton Rose Fulbright Canada LLP
1, Place Ville-Marie
Suite 2500
Montréal, Québec H3B 1R1
Attention:     Francis R. Legault
Facsimile:     (514) 286-5474
E-mail:        francis.legault@nortonrosefulbright.com
Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, (iii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile or (iv) if sent by electronic mail, upon confirmation of receipt by the recipient if it is a Business Day and confirmation was received prior to 5:00 p.m. (local time in place of delivery of receipt), and otherwise on the Business Day following receipt of the confirmation. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.
Section 8.5    Time of the Essence
Time is of the essence in this Agreement.
Section 8.6    Injunctive Relief
The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this, subject to Section 8.2(4), being in addition to any other remedy to which the Parties may be entitled at law or in equity.

Section 8.7    Third Party Beneficiaries

(1)
Except as provided in Section 4.6(4) and Section 4.9 which, without limiting their terms, are intended as stipulations for the irrevocable benefit of, and shall be enforceable by, the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.7 as the “Indemnified Persons”), the Company, the Purchaser and the Parent intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(2)
Despite the foregoing, the Parties acknowledge to each of the Indemnified Persons their direct rights against the applicable Party under Section 4.6(4) and Section 4.9, respectively, of this Agreement, which (i) are intended for the irrevocable benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs, executors, administrators and legal representatives, and for such purpose, the Company or the Purchaser, as applicable, confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf, and (ii) shall not be deemed exclusive of any other rights to which an Indemnified Party has under Law, Contract or otherwise, and shall be binding on the Purchaser, the Parent and any of their successors. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

Section 8.8    Waiver
No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.
Section 8.9    Entire Agreement
This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties; provided that to the extent any provisions of the Confidentiality Agreement conflict with the terms of this Agreement, the terms of this Agreement shall prevail. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.10    Successors and Assigns

(1)
This Agreement becomes effective only when executed by the Company, the Purchaser and the Parent. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser, the Parent and their respective successors and permitted assigns.

(2)
Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party, provided that the Purchaser may assign all or part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates, provided that if such assignment and/or assumption takes place, the Purchaser shall continue to be liable joint and severally with such affiliate, as the case may be, for all of its obligations hereunder.

Section 8.11    Severability
If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 8.12    Governing Law

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

(2)
Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Québec courts situated in the City of Montreal and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.13    Rules of Construction
The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.
Section 8.14    No Liability
No director or officer of the Parent or the Purchaser shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Parent or the Purchaser. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Parent or the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

Section 8.15    Language
The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.
Section 8.16    Counterparts
This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

RONA INC.

By:	/s/ Robert Sawyer
Name: Robert Sawyer Title: Authorized Signing Officer

By:	/s/ Dominique Boies
Name: Dominique Boies Title: Authorized Signing Officer

[Signature Page to Arrangement Agreement]

LOWE’S COMPANIES, INC.

By:	/s/ Richard D. Maltsbarger
Name: Richard D. Maltsbarger Title: Chief Development Officer and President - International

LOWE’S COMPANIES CANADA, ULC

By:	/s/ Sylvain Prud’homme
Name: Sylvain Prud’homme Title: President

[Signature Page to Arrangement Agreement]

Schedule A – Plan of Arrangement
PLAN OF ARRANGEMENT UNDER CHAPTER XVI – DIVISION II
OF THE BUSINESS CORPORATIONS ACT (QUÉBEC)
ARTICLE 1
INTERPRETATION
Section 1.1    Definitions
Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):
“Arrangement” means the arrangement under Chapter XVI – Division II of the QBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations made in accordance with the terms of the Arrangement Agreement or Section 5.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Arrangement Agreement” means the arrangement agreement made as of February 2, 2016 among the Parent, the Purchaser and the Company (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.
“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Company Meeting by Common Shareholders.
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the QBCA to be sent to the Enterprise Registrar after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.
“Business Day” means any day of the year, other than a Saturday, Sunday, a public holiday or any day when banks in Montreal, Québec or Mooresville, North Carolina are not generally open for business.
“Certificate of Arrangement” means the certificate of arrangement issued by the Enterprise Registrar in accordance with the QBCA in respect of the Articles of Arrangement.
“Common Shareholders” means the registered and/or beneficial holders of Common Shares, as the context requires.
“Common Shares” means the common shares in the capital of the Company.
“Company” means RONA inc., a corporation incorporated under the laws of Québec.

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.
“Company Meeting” means the special meeting of Common Shareholders and Preferred Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and the Preferred Shareholder Resolution.
“Company Securityholders” means, collectively, the Common Shareholders, the Preferred Shareholders, the holders of Options, the holders of DSUs, the holders of RSUs and the holders of PSUs.
“Consideration” means $24.00 in cash per Common Share, without interest, and $20.00 in cash per Preferred Share (together with an amount equal to all accrued and unpaid dividends thereon up to, but excluding, the Effective Date), without interest, as applicable.
“Court” means the Québec Superior Court, or other court as applicable.
“Depositary” means Computershare Investor Services Inc.
“Dissent Rights” has the meaning specified in Section 3.1.
“Dissenting Holder” means a registered Common Shareholder or registered Preferred Shareholder, as applicable, who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Common Shares or Preferred Shares, as applicable, in respect of which Dissent Rights are validly exercised by such registered Common Shareholder or registered Preferred Shareholder.
“DSU Plan” means the Company’s deferred share unit plan for external directors of the board of directors dated February 21, 2006.
“DSUs” means the outstanding deferred share units issued under the DSU Plan.
“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.
“Effective Time” means 12:01 a.m. (Montreal time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.
“Enterprise Registrar” means the Enterprise Registrar appointed by the Minister of Revenue of Québec.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.
“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, minister, cabinet, governor in council, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange.
“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.
“Law” means, with respect to any Person, any and all applicable law (statutory, civil, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.
“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachment, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.
“Letter of Transmittal” means the letter of transmittal sent to holders of Common Shares or Preferred Shares, as applicable, for use in connection with the Arrangement.
“Options” means the outstanding options to purchase Common Shares issued pursuant to the Stock Option Plans.
“Parent” means Lowe’s Companies, Inc., a corporation incorporated under the laws of North Carolina.
“Parties” means the Company, the Parent and the Purchaser and “Party” means any one of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.
“Plan of Arrangement” means this plan of arrangement under Chapter XVI – Division II of the QBCA, and any amendments or variations made in accordance with the Arrangement Agreement or Section 5.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Preferred Shareholder Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting by Preferred Shareholders.
“Preferred Shareholders” means the registered and/or beneficial holders of Preferred Shares, as the context requires.
“Preferred Shares” means the sixth series of preferred shares designated as “Cumulative 5-Year Rate Reset Series 6 Class A Preferred Shares” and the seventh series of preferred shares designated as “ Cumulative Floating Rate Series 7 Class A Preferred Shares” in the capital of the Company, as constituted on the date hereof.
“PSUs” means the performance share units issued under the Share Unit Plans.
“Purchaser” means Lowe’s Companies Canada, ULC, an unlimited liability company incorporated under the laws of Nova Scotia.
“QBCA” means the Business Corporations Act (Québec).
“Rights Plan” means the shareholder rights plan agreement between the Company and Computershare Trust Company of Canada, as rights agent, dated as of March 10, 2011 and ratified by the Common Shareholders on May 13, 2014.
“RSUs” means the restricted share units issued under the Share Unit Plans.
“Share Unit Plans” means the Company’s share unit plan adopted on May 8, 2007, as amended on March 11, 2009, and the Company’s share unit plan adopted on February 15, 2015.
“Stock Option Plans” means the share option plan for designated senior executives of the Company adopted on October 24, 2002, as amended on December 14, 2005, March 8, 2007 and February 19, 2008, and the share option plan for designated employees of the Company adopted on March 12, 2015.
“Tax Act” means the Income Tax Act (Canada).
Section 1.2    Certain Rules of Interpretation
In this Plan of Arrangement, unless otherwise specified:

(1)
Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(2)	Currency. All references to dollars or to $ are references to Canadian dollars, unless specified otherwise.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)
Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.

(5)
Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(6)
Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(7)	Time References. References to time herein or in any Letter of Transmittal are to local time, Montreal, Québec.
ARTICLE 2
THE ARRANGEMENT
Section 2.1    Arrangement Agreement
This Plan of Arrangement is made pursuant to the Arrangement Agreement.
Section 2.2    Binding Effect
This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Parent, the Purchaser, the Company, all holders and beneficial owners of Common Shares, Preferred Shares, Options, DSUs, RSUs and PSUs, including Dissenting Holders, the registrar and transfer agent of the Company, the Depositary and all other Persons, at and after, the Effective Time without any further act or formality required on the part of any Person.

Section 2.3    Arrangement

(a)
At the Effective Time each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five minute intervals starting at the Effective Time:

(b)	notwithstanding the terms of the Rights Plan, the Rights Plan shall be terminated and all rights issued pursuant to the Rights Plan shall be cancelled without any payment in respect thereof;

(c)
each Option outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Stock Option Plans, shall be deemed to be unconditionally vested and exercisable, and such Option shall, without any further action by or on behalf of a holder of Options, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company equal to the amount (if any) by which the Consideration per Common Share exceeds the exercise price of such Option less applicable withholdings, and such Option shall immediately be cancelled and, for greater certainty, where such amount is a negative, neither the Company nor the Purchaser shall be obligated to pay the holder of such Option any amount in respect of such Option;

(d)
each DSU, RSU or PSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the DSU Plan or the Share Unit Plans, as applicable, shall, without any further action by or on behalf of a holder of DSUs, RSUs or PSUs, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company equal to the Consideration per Common Share in respect of each DSU, RSU or PSU, except that the Consideration per Common Share in respect of each PSU granted in calendar 2013 shall be multiplied by ●%, in each case, less applicable withholdings, and each such DSU, RSU or PSU shall immediately be cancelled;

(e)
(i) each holder of Options, DSUs, RSUs or PSUs shall cease to be a holder of such Options, DSUs, RSUs or PSUs, (ii) such holder’s name shall be removed from each applicable register, (iii) the Stock Option Plans, the DSU Plan and the Share Unit Plans and all agreements relating to the Options, DSUs, RSUs and PSUs shall be terminated and shall be of no further force and effect, and (iv) such holder shall thereafter have only the right to receive the consideration to which they are entitled pursuant to Section 2.3(c) and Section 2.3(d) at the time and in the manner specified in Section 2.3(c) and Section 2.3(d);

(f)
each of the Common Shares or Preferred Shares held by Dissenting Holders in respect of which Dissent Rights have been validly exercised shall be deemed to have been transferred without any further act or formality to the Purchaser (free and clear of all Liens) in consideration for the right to be paid the fair value of their Common Shares or Preferred Shares, as applicable, in accordance with Article 3, and:

(i)
such Dissenting Holders shall cease to be the holders of such Common Shares or Preferred Shares, as applicable, and to have any rights as holders of such Common Shares or Preferred Shares, as applicable, other than the right to be paid fair value for such Common Shares or Preferred Shares, as applicable, as set out in Section 3.1;

(ii)
such Dissenting Holders’ names shall be removed as the holders of such Common Shares or Preferred Shares, as applicable, from the registers of Common Shares and Preferred Shares, as applicable, maintained by or on behalf of the Company; and

(iii)
the Purchaser shall be deemed to be the transferee of such Common Shares and Preferred Shares, as applicable, free and clear of all Liens, and shall be entered in the registers of Common Shares and Preferred Shares, as applicable, maintained by or on behalf of the Company;

(g)
each Common Share outstanding immediately prior to the Effective Time, other than Common Shares held by a Dissenting Holder who has validly exercised such holder’s Dissent Right, shall, without any further action by or on behalf of a holder of Common Shares, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the applicable Consideration for each Common Share held, and:

(i)
the holders of such Common Shares shall cease to be the holders thereof and to have any rights as holders of such Common Shares other than the right to be paid the Consideration per Common Share in accordance with this Plan of Arrangement;

(ii)	such holders’ names shall be removed from the register of the Common Shares maintained by or on behalf of the Company; and

(iii)
the Purchaser shall be deemed to be the transferee of such Common Shares (free and clear of all Liens) and shall be entered in the register of the Common Shares maintained by or on behalf of the Company; and

(h)
simultaneously with Section 2.3(g), each Preferred Share outstanding immediately prior to the Effective Time, other than Preferred Shares held by a Dissenting Holder who has validly exercised such holder’s Dissent Right, shall, without any further action by or on behalf of a holder of Preferred Shares, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the applicable Consideration for each Preferred Share held, and:

(i)
the holders of such Preferred Shares shall cease to be the holders thereof and to have any rights as holders of such Preferred Shares other than the right to be paid the Consideration per Preferred Share in accordance with this Plan of Arrangement;

(ii)	such holders’ names shall be removed from the register of the Preferred Shares maintained by or on behalf of the Company; and

(iii)
the Purchaser shall be deemed to be the transferee of such Preferred Shares (free and clear or all Liens) and shall be entered in the register of the Preferred Shares maintained by or on behalf of the Company.

Section 2.4    Adjustment to Consideration
If, on or after the date of the Arrangement Agreement, the Company sets a record date for any dividend or other distribution on the Common Shares or the Preferred Shares (other than Permitted Dividends) that is prior to the Effective Time or the Company pays any dividend or other distribution on the Common Shares or Preferred Shares (other than Permitted Dividends) prior to the Effective Time: (i) to the extent that the amount of such dividends or distributions per Common Share or Preferred Share, as applicable, does not exceed the Consideration per Common Share or Preferred Share, as applicable, the Consideration per Common Share or Preferred Share, as applicable, shall be reduced by the amount of such dividends or distributions, as applicable; and (ii) to the extent that the amount of such dividends or distributions per Common Share or Preferred Share, as applicable, exceeds the Consideration per Common Share or Preferred Share, as applicable, such excess amount shall be placed in escrow for the account of the Purchaser or another Person designated by the Purchaser. For greater certainty, any declared dividend on the Preferred Shares with a record date prior to the Effective Date and a payment date after the Effective Date, shall not be considered an “accrued and unpaid dividend” for purposes of the definition of “Consideration” and shall be paid to the holder of record as of the applicable record date on the applicable payment date in the ordinary course.
ARTICLE 3
RIGHTS OF DISSENT
Section 3.1    Rights of Dissent
Registered Common Shareholders and registered Preferred Shareholders, respectively, may exercise dissent rights with respect to the Common Shares and Preferred Shares held by such holders (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Chapter XIV of the QBCA, as modified by the Interim Order and this Section 3.1; provided that, notwithstanding Section 376 of the QBCA, the written notice of intent to exercise the right to demand the repurchase of Common Shares or Preferred Shares, as applicable, contemplated by Section 376 of the QBCA must be received by the Company not later than 5:00 p.m. (Montreal time) two Business Days immediately preceding the date of the Company Meeting, and provided that such notice of intent must otherwise comply with the requirements of the QBCA. Dissenting Holders who duly exercise their Dissent Rights shall be deemed to have transferred the Common Shares and Preferred Shares, as applicable, held by them and in respect of which Dissent Rights have been validly exercised to the Purchaser free and clear of all Liens, as provided in Section 2.3(f) and if they:

(a)
ultimately are entitled to be paid fair value for such Common Shares or Preferred Shares, as applicable: (i) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(f)); (ii) will be entitled to be paid the fair value of such Common Shares and Preferred Shares, as applicable, which fair value, notwithstanding anything to the contrary contained in Chapter XIV of the QBCA, shall be determined as of the close of business, in respect of the Common Shares, on the day before the Arrangement Resolution was adopted and, in respect of the Preferred Shares, on the day before the Preferred Shareholder Resolution was adopted; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Common Shares or Preferred Shares; or

(b)
ultimately are not entitled, for any reason, to be paid fair value for such Common Shares or Preferred Shares, as applicable, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Common Shares or Preferred Shares, as applicable.

Section 3.2    Recognition of Dissenting Holders

(a)
In no circumstances shall the Parent, the Purchaser, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Common Shares or Preferred Shares, as applicable, in respect of which such rights are sought to be exercised.

(b)
For greater certainty, in no case shall the Parent, the Purchaser, the Company or any other Person be required to recognize Dissenting Holders as holders of Common Shares or Preferred Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 2.3(f), and the names of such Dissenting Holders shall be removed from the registers of holders of the Common Shares and Preferred Shares, as applicable, in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 2.3(f) occurs. In addition to any other restrictions under Chapter XIV of the QBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Options, holders of DSUs, holders of RSUs or holders of PSUs; (ii) Common Shareholders who have failed to exercise all the voting rights carried by the Common Shares held by such holders against the Arrangement Resolution; and (iii) Preferred Shareholders who have failed to exercise all the voting rights carried by the Preferred Shares held by such holders against the Preferred Shareholder Resolution.

ARTICLE 4
CERTIFICATES AND PAYMENTS
Section 4.1    Payment of Consideration

(a)
Prior to the filing of the Articles of Arrangement the Purchaser shall deposit, or arrange to be deposited, for the benefit of holders of Common Shares and for the benefit of holders of Preferred Shares, cash with the Depositary in the aggregate amount equal to the payments in respect thereof required by this Plan of Arrangement, with the amount per Common Share and Preferred Share, as applicable, in respect of which Dissent Rights have been exercised being deemed to be the Consideration per Common Share or Preferred Share, as applicable, for this purpose, net of applicable withholdings for the benefit of the holders of Common Shares and Preferred Shares, as applicable. The cash deposited with the Depositary by or on behalf of the Purchaser shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of the Purchaser.

(b)
Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Common Shares and Preferred Shares that were transferred pursuant to Section 2.3(g) and Section 2.3(h), respectively, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Common Shareholders and Preferred Shareholders, as the case may be, represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash which such holder has the right to receive under the Arrangement for such Common Shares and Preferred Shares, as applicable, less any amounts withheld pursuant to Section 4.3, and any certificate so surrendered shall forthwith be cancelled.

(c)
As soon as practicable after the Effective Date, the Company shall pay the amounts, net of applicable withholdings, to be paid to holders of Options, DSUs, RSUs and PSUs, either (i) pursuant to the normal payroll practices and procedures of the Company, or (ii) in the event that payment pursuant to the normal payroll practices and procedures of the Company is not practicable for any such holder, by cheque (delivered to such holder of Options, DSUs, RSUs or PSUs, as applicable, as reflected on the register maintained by or on behalf of the Company in respect of the Options, DSUs, RSUs and PSUs).

(d)
Until surrendered as contemplated by this Section 4.1, each certificate that immediately prior to the Effective Time represented Common Shares or Preferred Shares, as applicable, shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such certificate formerly representing Common Shares or Preferred Shares, as applicable, not duly surrendered on or before the third anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Common Shares or Preferred Shares, as applicable, of any kind or nature against or in the Company, the Parent or the Purchaser. On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser or the Company, as applicable, and shall be paid over by the Depositary to the Purchaser or as directed by the Purchaser.

(e)
Any payment made by way of cheque by the Depositary (or the Company, if applicable) pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary (or the Company) or that otherwise remains unclaimed, in each case, on or before the third anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the third anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Common Shares, the Preferred Shares, the Options, the DSUs, the RSUs and the PSUs pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.

(f)
No holder of Common Shares, Preferred Shares, Options, DSUs, RSUs or PSUs shall be entitled to receive any consideration with respect to such Common Shares, Preferred Shares, Options, DSUs, RSUs or PSUs other than any cash payment to which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

Section 4.2    Lost Certificates
In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares or Preferred Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to the Purchaser and the Depositary (acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Purchaser and the Company in a manner satisfactory to the Purchaser and the Company, acting reasonably, against any claim that may be made against the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.
Section 4.3    Withholding Rights
The Purchaser, the Company or the Depositary shall be entitled to deduct and withhold from any amount payable to any Person under this Plan of Arrangement (including, without limitation, any amounts payable pursuant to Section 3.1), such amounts as the Purchaser, the Company or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority.
Section 4.4    No Liens
Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.
Section 4.5    Paramountcy
From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Common Shares, Preferred Shares, Options, DSUs, RSUs and PSUs issued or outstanding prior to the Effective Time, (b) the rights and obligations of the Company Securityholders, the Company, the Parent, the Purchaser, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Common Shares, Preferred Shares, Options, DSUs, RSUs or PSUs shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.
ARTICLE 5
AMENDMENTS
Section 5.1    Amendments to Plan of Arrangement

(a)
The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company and the Purchaser, each acting reasonably, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to the Company Shareholders if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to the Company Meeting (provided that the Company or the Purchaser, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Common Shareholders and/or Preferred Shareholders voting in the manner directed by the Court.

(d)
The Company and the Purchaser may, at any time following the Effective Date, amend, modify or supplement this Plan of Arrangement without the approval of Company Shareholders provided that each amendment, modification or supplement (i) must be set out in writing, (ii) must concern a matter which, in the reasonable opinion of each of the Company and the Purchaser is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement, (iii) is not adverse to the economic interests of any former Common Shareholders and/or former Preferred Shareholders, and (iv) need not be filed with the Court or communicated to former Common Shareholders and/or former Preferred Shareholders.

ARTICLE 6
FURTHER ASSURANCES
Section 6.1    Further Assurances
Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

Schedule B – Arrangement Resolution
BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under Chapter XVI – Division II of the Business Corporations Act (Quebec) of RONA inc. (the “Company”), pursuant to the arrangement agreement (the “Arrangement Agreement”) among the Company, Lowe’s Companies Canada, ULC and Lowe’s Companies, Inc. dated February 2, 2016, all as more particularly described and set forth in the management information circular of the Company dated ●, 2016 (the “Circular”), accompanying this notice of meeting (as the Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

2.
The plan of arrangement (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms, the “Plan of Arrangement”), the full text of which is set out as Appendix ● to the Circular, is hereby authorized, approved and adopted.

3.
The (i) Arrangement Agreement and related transactions, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Common Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Quebec Superior Court (the “Court”), the directors of the Company are hereby authorized and empowered, at their discretion, without notice to or approval of the Common Shareholders: (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.
Any officer or director of the Company be and is hereby authorized for and on behalf of the Company to make an application to the Court for an order approving the Arrangement and to execute, under corporate seal or otherwise, and to deliver or cause to be delivered, for filing with the enterprise registrar appointed by the Minister of Revenue of Quebec, articles of arrangement and all such other documents and instruments as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement or any such other document or instrument.

6.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and

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effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

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Schedule C – Preferred Shareholder Resolution
BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under Chapter XVI – Division II of the Business Corporations Act (Quebec) of RONA inc. (the “Company”), pursuant to the arrangement agreement (the “Arrangement Agreement”) among the Company, Lowe’s Companies Canada, ULC and Lowe’s Companies, Inc. dated February 2, 2016, all as more particularly described and set forth in the management information circular of the Company dated ●, 2016 (the “Circular”), accompanying this notice of meeting (as the Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

2.
The plan of arrangement (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms, the “Plan of Arrangement”), the full text of which is set out as Appendix ● to the Circular, is hereby authorized, approved and adopted.

3.
The (i) Arrangement Agreement and related transactions, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Preferred Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Quebec Superior Court (the “Court”), the directors of the Company are hereby authorized and empowered, at their discretion, without notice to or approval of the Preferred Shareholders: (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.
Any officer or director of the Company be and is hereby authorized for and on behalf of the Company to make an application to the Court for an order approving the Arrangement and to execute, under corporate seal or otherwise, and to deliver or cause to be delivered, for filing with the enterprise registrar appointed by the Minister of Revenue of Quebec, articles of arrangement and all such other documents and instruments as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement or any such other document or instrument.

6.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and

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effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

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Schedule D – Representations and Warranties of the Company

(1)
Organization and Qualification. The Company and each of its Subsidiaries is a corporation or other entity duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has all requisite power and authority to own, lease and operate its assets and properties and conduct its business as now owned and conducted. The Company, each of its Subsidiaries is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities make such qualification, licensing or registration necessary, and has all Authorizations required to own, lease and operate its properties and assets and to conduct its business as now owned and conducted, except for those Authorizations the absence of which do not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(2)
Corporate Authorization. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than approval by the Common Shareholders in the manner required by the Interim Order and Law and approval by the Court.

(3)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)
Governmental Authorization. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company or by any of its Subsidiaries other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Enterprise Registrar under the QBCA; (iv) in relation to the Regulatory Approvals; and (v) filings with the Securities Authorities and the Exchange.

(5)	Non-Contravention. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(a)	contravene, conflict with, or result in any violation or breach of the Company’s Constating Documents or the organizational documents of any of its Subsidiaries;

(b)	assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of Law;

(c)
except as disclosed in Section 3.1(5)(c) of the Company Disclosure Letter, allow any Person to exercise any rights, require any consent or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries are entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Contract, lease or other instrument, indenture, deed of trust, mortgage, bond or any Authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; or

(d)	result in the creation or imposition of any Lien upon any of the properties or assets of the Company or its Subsidiaries;
with such exceptions, in the case of clauses (b) through (d), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(6)	Capitalization.

(a)
The authorized capital of the Company consists of an unlimited number of Common Shares and an unlimited number of Class “A”, Class “B”, Class “C” and Class “D” preferred shares, of which classes “A” and “C” are issuable in series. As of the close of business on the date of this Agreement, there were 106,904,501 Common Shares issued and outstanding, 6,900,000 Series 6 Class A Preferred Shares issued and outstanding and no Series 7 Class A Preferred Shares issued and outstanding. In addition, as of the date hereof, the Company has issued and outstanding $116,829,000 aggregate principal amount of Debentures. All outstanding Common Shares and Preferred Shares have been duly authorized and validly issued, are fully paid and non-assessable. All of the Common Shares issuable upon the exercise of rights under the Stock Option Plans, including outstanding Options, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. No Common Shares or Preferred Shares have been issued and no Options have been granted in violation of any Law or any pre-emptive or similar rights applicable to them.

(b)
Section 3.1(6)(b) of the Company Disclosure Letter sets forth, in respect of each Option outstanding as of the date of this Agreement: (i) the number of Common Shares issuable upon exercise (including the aggregate total of all Common Shares issuable upon exercise of all outstanding Options); (ii) the purchase price payable; (iii) the date of grant; (iv) the date of expiry; and (v) the name of the registered holder, identifying whether such holder is not an employee of the Company or of its Subsidiaries. The Stock Option Plans and the issuance of Common Shares under such plan (including all outstanding Options) have been duly authorized by the Board in compliance with Law and the terms of the applicable Stock Option Plan, and have been recorded on the Company’s financial statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating,” “spring loading” or similar practices.

(c)
Section 3.1(6)(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the number of outstanding DSUs, RSUs and PSUs, the name of the holder of each DSU, RSU and PSU, identifying whether such holder is not an employee of the Company or of its Subsidiaries and the exercise price or issuance price, vesting schedule, vested percentage and expiration dates, as applicable, of such DSUs, RSUs and PSUs.

(d)
Except for rights under the Stock Option Plans, including outstanding Options, the rights under the Rights Plan and pursuant to the terms of the Preferred Shares as set out in Section 3.1(6)(d) of the Company Disclosure Letter, there are no issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Company or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of the Company or of any of its Subsidiaries, or give any Person a right to subscribe for or acquire, any securities of the Company or of any of its Subsidiaries.

(e)	There are no issued, outstanding or authorized:

(i)
obligations to repurchase, redeem or otherwise acquire any securities of the Company or of any of its Subsidiaries, or qualify securities for public distribution in Canada, the U.S. or elsewhere, or with respect to the voting or disposition of any securities of the Company or of any of its Subsidiaries; or

(ii)
notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Common Shares on any matter.

(f)	All dividends or distributions on securities of the Company that have been declared or authorized have been paid in full.

(7)
Shareholders’ and Similar Agreements. Except as disclosed in Section 3.1(7) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of the securities of the Company or of any of its Subsidiaries or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Company or in any of its Subsidiaries.

(8)
Rights Plan. The Company has taken all necessary action so that neither the execution and delivery of this Agreement nor the consummation of the Arrangement and the transactions contemplated hereby will: (i) cause the rights under the Rights Plan to become exercisable; (ii) cause any person to become an Acquiring Person (as defined in the Rights Plan); or (iii) give rise to a Separation Time or a Flip-in Event (each as defined in the Rights Plan).

(9)	Subsidiaries.

(a)
The following information with respect to each Subsidiary of the Company is accurately set out in Section 3.1(9)(a) of the Company Disclosure Letter: (i) its name; (ii) the number, type and principal amount, as applicable, of its outstanding equity securities or other equity interests and a list of registered holders of capital stock or other equity interests; and (iii) its jurisdiction of incorporation, organization or formation.

(b)
Except as disclosed in Section 3.1(9)(b)(i) of the Company Disclosure Letter, the Company is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each of its Subsidiaries, free and clear of any Liens, all such shares or other equity interests so owned by the Company have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights. Except for the shares or other equity interests owned by the Company in any Subsidiary and except as disclosed in Section 3.1(9)(b)(ii) of the Company Disclosure Letter, the Company does not own, beneficially or of record, any equity interests of any kind in any other Person.

(10)
Securities Law Matters. The Company is a “reporting issuer” under Canadian Securities Laws in each of the provinces of Canada. The Common Shares and the Preferred Shares are listed and posted for trading on the Exchange. None of the Company’s Subsidiaries are subject to any continuous or periodic, or other disclosure requirements under any securities laws in any jurisdiction. The Company is not in default of any material requirements of any Securities Laws or the rules and regulations of the Exchange. The Company has not taken any action to cease to be a reporting issuer in any province of Canada nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Company is pending, in effect, has been threatened, or is expected to be implemented or undertaken, and to the knowledge of the Company, the Company is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction. The Company has timely filed or furnished with any Governmental Entity all material forms, reports, schedules, statements and other documents required to be filed or furnished by the Company pursuant to Securities Laws with the appropriate Governmental Entity since January 1, 2013. The documents comprising the Company Filings complied as filed in all material respects with Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. The Company has not filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings (except for redactions permitted by Securities Laws) filed to or furnished with, as applicable, any Securities Authority. There are no outstanding or unresolved comments in comments letters from any Securities Authority with respect to any of the Company Filings and, to the knowledge of the Company, neither the Company nor any of the Company Filings is subject of an ongoing audit, review, comment or investigation by any Securities Authority or the Exchange.

(11)	U.S. Securities Law Matters.

(a)
The Company does not have, nor is it required to have, any class of securities registered under the Securities Exchange Act of 1934 of the United States of America, nor is the Company subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the Securities Exchange Act of 1934 of the United States of America.

(b)
The Company is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the Securities Exchange Act of 1934 of the United States of America, is not an investment company registered or required to be registered under the Investment Company Act of 1940 of the United States of America, and is a “foreign private issuer” (as such term is defined in Rule 3b-1 under the Securities Exchange Act of 1934 of the United States of America).

(c)	No securities of the Company are listed on any national securities exchange in the United States.

(12)	Financial Statements.

(a)
The audited consolidated financial statements and the consolidated interim financial statements of the Company (including, in each case, any the notes or schedules to and the auditor’s report on such financial statements) included in the Company Filings: (i) were prepared or shall be prepared, as applicable, in accordance with GAAP and Law; (ii) complied or shall comply, as applicable, as to form in all material respects with applicable accounting requirements in Canada; and (iii) fairly present or shall fairly present, as applicable, in all material respects, the assets, liabilities (whether accrued, absolute, contentment or otherwise), consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries for the respective periods covered by such financial statements (except as may be expressly indicated in the notes to such financial statements). The Company does not intend to correct or restate, nor, to the knowledge of the Company is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in this Paragraph (12). There are no, nor are there any commitments to become a party to, any off-balance sheet transaction, arrangement, obligation (including contingent obligations) or other relationship of the Company or of any of its Subsidiaries with unconsolidated entities or other Persons, other than operating leases for equipment and inventory buy-back agreements in the Ordinary Course and the Leases.

(b)
The financial books, records and accounts of the Company and each of its Subsidiaries: (i) have been maintained, in all material respects, in accordance with GAAP; (ii) are stated in reasonable detail; (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Company and its Subsidiaries; and (iv) accurately and fairly reflect the basis of the Company’s financial statements.

(13)	Disclosure Controls and Internal Control over Financial Reporting.

(a)
The Company has established and maintains a system of disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted by it under Securities Laws is recorded, processed, summarized and reported within the time periods specified in Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under Securities Laws are accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosed.

(b)
The Company has established and maintains a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)
To the knowledge of the Company, there is no material weakness (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings)) relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company. To the knowledge of the Company, none of the Company, any of its Subsidiaries or any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any material complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters.

(14)
Auditors. The auditors of the Company are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the present or any former auditors of the Company.

(15)
No Undisclosed Liabilities. There are no material liabilities or obligations of the Company or of any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (i) disclosed in the Company’s financial statements or in the notes thereto; (ii) incurred in the Ordinary Course since December 31, 2014; or (iii) incurred in connection with this Agreement. The principal amount of all indebtedness for borrowed money of the Company and its Subsidiaries as of the date hereof, including capital leases, is disclosed in Section 3.1(15) of the Company Disclosure Letter.

(16)
Absence of Certain Changes or Events. Since December 31, 2014, other than the transactions contemplated in this Agreement, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course and there has not occurred a Material Adverse Effect.

(17)	Ordinary Course.

(a)	Except as disclosed in Section 3.1(17)(a) of the Company Disclosure Letter, since December 31, 2014:

(i)	the Company and each of its Subsidiaries has conducted their respective business only in the Ordinary Course;

(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had, or is reasonably likely to have, a Material Adverse Effect has been incurred;

(iii)	there has not been any material change in the accounting practices used by the Company and its Subsidiaries;

(iv)
except for Ordinary Course adjustments to employees (other than directors or officers), there has not been any increase in the salary, bonus, or other remuneration payable to any non-executive employees of any of Company or its Subsidiaries;

(v)	there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the Ordinary Course;

(vi)	there has not been any entering into, or an amendment of, any Material Contract other than in the Ordinary Course;

(vii)
there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in the Company’s audited financial statements, other than the settlement of claims or liabilities incurred in the Ordinary Course; and

(viii)
except for Ordinary Course adjustments, there has not been any increase in the salary, bonus, or other remuneration payable to any officers of the Company or its Subsidiaries or any amendment or modification to the vesting or exercisability schedule or criteria, including any acceleration, right to accelerate or acceleration event or other entitlement under any stock option, restricted stock, deferred compensation or other compensation award of any officer of the Company or any of its Subsidiaries.

(18)
Long-Term and Derivative Transactions. Neither the Company nor any of its Subsidiaries have any material obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions or currency options or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions, except in the Ordinary Course.

(19)
Related Party Transactions. Neither the Company nor any of its Subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, the Company or any of its Subsidiaries or any of their respective affiliates or associates (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses). There are no Contracts (other than employment arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Company or any of its Subsidiaries, or any of their respective affiliates or associates.

(20)	No “Collateral Benefit”. To the knowledge of the Company, no related party of the Company (within the meaning of Multilateral Instrument 61-101) together with its associated entities,

beneficially owns or exercises control or direction over 1% or more of the outstanding Common Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

(21)
Compliance with Laws. Each of the Company and each of its Subsidiaries is, and since January 1, 2011 has been, in compliance in all material respects with Law. Since January 1, 2013, neither the Company nor any of its Subsidiaries is or has been, to the knowledge of the Company, under any investigation with respect to, is or has been charged or, to the knowledge of the Company, threatened to be charged with, or has received notice of, any violation or potential violation of any Law or disqualification by a Governmental Entity.

(22)	Authorizations and Licenses.

(a)
The Company and each of its Subsidiaries own, possess or have obtained all Authorizations that are required by Law in connection with the operation of the business of the Company and its Subsidiaries as presently or previously conducted, or in connection with the ownership, operation or use of the Company Assets, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)
The Company or its Subsidiaries, as applicable, lawfully hold, own or use, and have complied with, all such Authorizations, except as would not, individually or in the aggregate, have a Material Adverse Effect. Each Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course, except as would not, individually or in the aggregate have a Material Adverse Effect.

(c)
Except as disclosed in Section 3.1(22)(c) of the Company Disclosure Letter, to the knowledge of the Company, no action, investigation or proceeding is, (i) pending in respect of or regarding any such Authorization and (ii) none of the Company or any of its Subsidiaries has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization.

(23)	Opinions of Financial Advisors.
The Board and the Special Committee have received the Fairness Opinions. A true and complete copy of the engagement letter between the Company and Scotia Capital Inc. has been disclosed to Stikeman Elliott LLP and the Company has made true and complete disclosure to the Purchaser of all fees, commissions or other payments that may be incurred pursuant to such engagement or that may otherwise be payable to Scotia Capital Inc.

(24)	Finders’ Fees.
Except for the engagement letter between the Company and Scotia Capital Inc. and the fees payable under or in connection with such engagement, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries, or any of their respective officers, directors or employees, in connection with the Agreement.

(25)	Board and Special Committee Approval.

(a)
The Special Committee, after consultation with its financial and legal advisors, has unanimously recommended that the Board approve the Arrangement and that the Common Shareholders vote in favour of the Arrangement Resolution and the Preferred Shareholders vote in favour of the Preferred Shareholder Resolution.

(b)
The Board, acting on the unanimous recommendation in favour of the Arrangement by the Special Committee, has unanimously: (i) determined that the Consideration to be received by the Company Shareholders pursuant to the Arrangement and this Agreement is fair to such holders and that the Arrangement is in the best interests of the Company and the Company Shareholders; (ii) resolved to unanimously recommend that the Common Shareholders vote in favour of the Arrangement Resolution and the Preferred Shareholders vote in favour of the Preferred Shareholder Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

(c)
Each of the directors and executive officers of the Company listed in Section 1.2(6) of this Agreement has advised the Company and the Company believes that they intend to vote or cause to be voted all Company Shares beneficially held by them in favour of the Arrangement Resolution and the Preferred Shareholder Resolution, as applicable, and the Company shall make a statement to that effect in the Company Circular.

(26)	Material Contracts.

(a)
Section 3.1(26)(a) of the Company Disclosure Letter sets out a complete and accurate list of all Material Contracts other than Leases. True and complete copies of the Material Contracts other than Leases have been disclosed in the Data Room and no such Contract has, since such disclosure, been modified, rescinded or terminated.

(b)	Each Material Contract other than Leases is legal, valid, binding and in full force and effect and is enforceable by the Company or a Subsidiary, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity).

(c)
Except as disclosed in Section 3.1(26)(c) of the Company Disclosure Letter, each of the Company and each of its Subsidiaries has performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts other than the Leases and neither the Company nor any of its Subsidiaries is in material breach or default under any Material Contract other than the Leases, nor does the Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a material breach or default.

(d)
Except as disclosed in Section 3.1(26)(d) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries knows of, or has received any notice (whether written or oral) of, any breach or default under nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under any such Material Contract by any other party to a Material Contract.

(e)
None of the Company or any of its Subsidiaries has received any written notice, that any party to a Material Contract other than Leases intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or with any of its Subsidiaries, and, to the knowledge of the Company, no such action has been threatened.

(27)	Real Property.

(a)
Section 3.1(27)(a) of the Company Disclosure Letter sets out a complete and accurate list of all real and immoveable property owned by the Company and/or its Subsidiaries (each such property disclosed, or required to be disclosed, in Section 3.1(27)(a) of the Company Disclosure Letter, an “Owned Property”), in each case by reference to their municipal addresses.

(b)
Other than as disclosed in Section 3.1(27)(b) of the Company Disclosure Letter, (i) the Company or one of its Subsidiaries has valid, good and marketable title to the Owned Properties and leasehold title to the Leased Properties free and clear of all Liens except for Permitted Liens, (ii) there are no options or rights of first refusal to purchase the Owned Properties or any portion thereof or interest therein, and (iii) neither the Company nor any of its Subsidiaries is the owner of, or is bound by or subject to any agreement or option to own, any real or immoveable property other than the Owned Properties.

(c)
Section 3.1(27)(c) of the Company Disclosure Letter sets out a complete and accurate list of all real and immoveable property leased, subleased, licensed and/or (other than the Owned Properties) occupied by the Company and/or its Subsidiaries, other than de minimis leases for immaterial, non-retail, leased premises within joint venture entities which premises are not used in the operation of the business of the Company (each such property disclosed, or required to be disclosed, in Section 3.1(27)(c) of the Company Disclosure Letter, a “Leased Property”), in each case by reference to their municipal addresses.

(d)
Section 3.1(27)(d) of the Company Disclosure Letter sets out a complete and accurate list of all of the Leases. True and complete copies of the Leases have been disclosed in the Data Room and no Lease has been modified, rescinded or terminated since such disclosure and other than as disclosed in Section 3.1(27)(e) of the Company Disclosure Letter.

(e)
Except as disclosed in Section 3.1(27)(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or under any agreement to become a party to, any lease, licence or occupancy agreement with respect to real or immoveable property other than the Leases in respect of the Leased Properties.

(f)	Each Lease creates a good and valid leasehold estate in the Leased Properties thereby demised and is in full force and effect without amendment.

(g)
With respect to each Lease (i) except as disclosed in Section 3.1(27)(g) of the Company Disclosure Letter, all rents and additional rents have been paid, (ii)  no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, (iii)  there exists no event of default or event, occurrence, condition or act (including the transactions contemplated herein) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease, and (iv) to the knowledge of the Company, all of the covenants to be performed by any other party under the Lease have been performed in all material respects.

(h)
No third party has repudiated or has the right to terminate or repudiate any such lease, sublease, license or occupancy agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease, sublease, license or occupancy agreement) or any provision thereof.

(i)
Except as disclosed in Section 3.1(27)(i) of the Company Disclosure Letter, none of the Leases has been assigned, and none of the Leased Properties or Owned Properties has been leased, subleased or sublicensed by the Company or any of its Subsidiaries, to any Person.

(j)
None of the Leased Properties or Owned Properties or the buildings and/or fixtures thereon, nor their use, operation or maintenance for the purpose of carrying on the business of the Company in the ordinary course violates in any material respect any restrictive covenant binding upon the Company or any Owned Property or any Leased Property or any provision of any Law.

(k)
Neither the Company nor any of its Subsidiaries owes any sums in respect of the Liens described in Section 3.1(27)(k) of the Company Disclosure Letter and such Liens are not in respect of any current binding obligation of the Company and its Subsidiaries.

(28)
Personal Property. The Company and/or its Subsidiaries have valid, good and marketable title to all material personal or movable property of any kind or nature which the Company or any of its Subsidiaries purports to own, free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal or movable property leased by and material to the Company or any of its Subsidiaries as used, possessed and controlled by the Company or its Subsidiaries, as applicable, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(29)
Intellectual Property. Except as would not and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company, and/or its Subsidiaries own all right, title and interest in and to, or have validly licensed (and are not in material breach of such licenses), all Intellectual Property that is material to the conduct of the business, as presently conducted, of the Company and its Subsidiaries (collectively, the “Intellectual Property Rights”); (ii) all such Intellectual Property Rights that are owned by or licensed to the Company, and/or its Subsidiaries are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries; (iii) to the knowledge of the Company, all Intellectual Property Rights owned or leased by the Company and/or its Subsidiaries are valid and enforceable, and to the knowledge of the Company, the carrying on of the business of the Company and its Subsidiaries and the use by the Company and its Subsidiaries of any of the Intellectual Property Rights or Technology (as defined below) owned by or licensed to them does not breach, violate, infringe or interfere with any rights of any other Person; (iv) except as disclosed in Section 3.1(29)(iv) of the Company Disclosure Letter, to the knowledge of the Company, no third party is infringing upon the Intellectual Property Rights owned or licensed by the Company or its Subsidiaries; (v) all computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Company and its Subsidiaries (collectively, the “Technology”) are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries; and (vi) the Company and its Subsidiaries own or have validly licensed or leased (and are not in material breach of such licenses or leases) such Technology.

(30)
Restrictions on Conduct of Business. Except as disclosed in Section 3.1(30) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to: (i) limit in any material respect the manner or the localities in which all or any portion of the business of the Company or its Subsidiaries are conducted; (ii) limit any business practice of the Company or of any of its Subsidiaries in any material respect; or (iii) restrict any acquisition or disposition of any property by the Company or by any of its Subsidiaries in any material respect. Neither the Company nor any of its Subsidiaries or any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that would have or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or that would or would be reasonably expected to prevent or delay the consummation of the Arrangement or the transactions contemplated hereby.

(31)
Litigation. There are no claims, actions, suits, arbitrations, inquiries, investigations or proceedings pending, or, to the knowledge of the Company threatened, against or relating to the Company or any of its Subsidiaries, the business of the Company or of any of its Subsidiaries or affecting any of their respective current or former properties or assets by or before any Governmental Entity that, if determined adverse to the interests of the Company or its Subsidiaries, could potentially result in criminal sanction, have or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, would or would be reasonably expected to prevent or delay the consummation of the Arrangement or the transactions contemplated hereby, nor to the knowledge of the Company are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, suit, arbitration, inquiry, investigation or proceeding. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries before any Governmental Entity.

(32)	Environmental Matters.

(a)
Except as disclosed in Section 3.1(32)(a) of the Company Disclosure Letter, no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is in violation of, or has any liability or potential liability under, any Environmental Law, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which allege a violation of, or any liability or potential liability under, any Environmental Laws; and except as disclosed in Section 3.1(32)(a) of the Company Disclosure Letter, the Company is not aware of any facts or circumstances that reasonably could be expected to give rise to any such notice, claim, order, complaint or penalty.

(b)	The Company and each of its Subsidiaries has all material environmental permits necessary for the operation of their respective businesses and to comply with all Environmental Laws;

(c)	The operations of the Company and each of its Subsidiaries are, and since January 1, 2011 have been, in compliance in all material respects with Environmental Laws.

(d)
Except as disclosed in Section 3.1(32)(d) of the Company Disclosure Letter, to the knowledge of the Company, there are no Hazardous Substances in the soil or groundwater at any Owned Property or Leased Property that would result or reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(33)	Employees.

(a)
Section 3.1(33)(a) of the Company Disclosure Letter sets out (without names or employee numbers) a true and complete list of all Senior Management Employees, whether actively at work or not, including their respective location, hire date and cumulative length of service, position, compensation (including but not limited to salary, bonus and commissions), eligibility to participate in short-term and long-term incentive plans (and grants received under these plans, if any), benefits, vacation entitlement in days, current status (full time or part-time, active or non-active (and if non-active, the reason for leave)) and whether they are subject to a written employment Contract as well as a list of all former Senior Management Employees to whom the Company or any of its Subsidiaries has or may have any outstanding obligations, indicating the nature and the value of such obligations.

(b)
Section 3.1(33)(b) of the Company Disclosure Letter contains a correct and complete list of each independent contractor engaged by the Company or any subsidiary with an aggregate annual compensation in excess of $100,000, including their consulting fees, any other forms of compensation or benefits to which they are entitled and whether they are subject to a written Contract. Current and complete copies of all such independent contractor Contracts that provide for base fees in excess of $100,000 per annum have been disclosed in the Data Room. Each independent contractor of the Company has been properly classified as an independent contractor and neither the Company nor any Subsidiary has received any notice from any Governmental Entity disputing such classification.

(c)
All written Contracts in relation to Senior Management Employees have been disclosed in the Data Room. No such employee has indicated to the Company or its Subsidiaries that he or she intends to resign, retire or terminate his or her engagement with the Company as a result of the transactions contemplated by this Agreement or otherwise.

(d)
The Company and its Subsidiaries are in material compliance with all terms and conditions of employment and all Law respecting employment, including pay equity, wages, hours of work, overtime, vacation, human rights and occupational health and safety, and, other than as disclosed in Section 3.1(33)(d) of the Company Disclosure Letter there are no outstanding claims, complaints, investigations or orders under any such Law and there is no basis for such claim.

(e)
All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under Employee Plans and other similar accruals have either been paid or are accurately reflected in the books and records of the Company or of the applicable Subsidiary.

(f)
Except as disclosed in Section 3.1(33)(f) of the Company Disclosure Letter, no Company Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results from Law from the employment of an employee without an agreement as to notice or severance.

(g)
Except as disclosed in Section 3.1(33)(g) of the Company Disclosure Letter, there are no change of control payments, golden parachutes, severance payments, retention payments, Contracts or other agreements with current or former Company Employees providing for cash or other compensation or benefits upon the consummation of, or relating to, the Arrangement, including a change of control of the Company or of any of its Subsidiaries.

(h)
Except as disclosed in Section 3.1(33)(h) of the Company Disclosure Letter, there are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and neither the Company nor any Subsidiary has been reassessed in any material respect under such legislation during the past three years and, to the knowledge of the Company, no audit of the Company or any Subsidiary is currently being performed pursuant to any applicable workplace safety and insurance legislation. As of the date of this Agreement, there are no claims or potential claims which may materially adversely affect the Company or any Subsidiary’s accident cost experience.

(i)
The Company has disclosed in the Data Room all orders and material inspection reports under applicable occupational health and safety legislation (“OHSA”). There are no charges pending under OHSA. The Company has complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

(j)
The Company and its Subsidiaries are in compliance with all terms and conditions of any work permits and Labour Market Impact Assessments received in respect of the engagement of foreign workers. No audit by any Governmental Authority is being conducted, or to the knowledge of the Company pending, in respect of any foreign workers and no such prior audit has resulted in the revocation of any work permit or Labour Market Impact Assessment.

(34)	Collective Agreements.

(a)
Section 3.1(34)(a) of the Company Disclosure Letter sets forth a complete list of all Collective Agreements. The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of such Collective Agreements.

(b)
Other than the Collective Agreements disclosed in Section 3.1(34)(b) of the Company Disclosure Letter, no Collective Agreement is currently being negotiated in respect of Company Employees. The only Collective Agreements in force with respect to the Company Employees are the Collective Agreements, true, correct and complete copies of which have been disclosed in the Data Room, except for documents which do not materially modify any term or condition of employment of any Company Employees.

(c)
Other than as disclosed in Section 3.1(34)(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any material unresolved grievances, notice of default or statement of offence or material pending proceedings outstanding under any Collective Agreement or decree.

(d)
Other than the Collective Agreements disclosed in Section 3.1(34)(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party, either directly or indirectly, or by operation of law to any other Collective Agreement and there are no outstanding material labour tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for any Company Employees not already covered by a Collective Agreement, other than as disclosed in Section 3.1(34)(c) of the Company Disclosure Letter.

(e)
Except in respect of the Collective Agreements disclosed in Section 3.1(34)(d) of the Company Disclosure Letter, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of the Company by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of any employees of the Company.

(f)
There are no pending or, to the Knowledge of the Company, threatened union organizing activities involving any Company Employees. There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of the Company, threatened against the Company and, except as disclosed in in Section 3.1(34)(f) of the Company Disclosure Letter, no such event has occurred within the last five (5) years.

(g)
None of the Company or any of its Subsidiaries has engaged in any lay-off activities within the past three (3) years that would violate group termination or lay-off requirements of the applicable provincial employment standards Law or other Law.

(h)
The Company has not and is not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Company, threatened against the Company.

(i)
There are no outstanding labour tribunal proceedings of any kind or other event of any nature whatsoever, including any proceedings which could result in certification, interim certification, voluntary recognition, or succession rights of a trade union, council of trade unions, employee bargaining agencies, affiliated bargaining agent or any other Person as bargaining agent for any Company Employees not already covered by a Collective Agreement.

(j)
To the knowledge of the Company, no trade union has applied to have the Company or any of its Subsidiaries declared a common, related or successor employer pursuant to the Labour Relations Act (Ontario), the Labour Code (Quebec) or any similar legislation in any jurisdiction in which the Company or any of its Subsidiaries carries on business.

(35)	Employee Plans.

(a)
Section 3.1(35)(a) of the Company Disclosure Letter lists all material Employee Plans. The Company has disclosed in the Data Room true, correct and complete copies of all such material Employee Plans as amended as of the date hereof, together with all related documentation including, without limitation, funding and investment management agreements, summary plan descriptions, the most recent actuarial reports (including, for greater certainty, actuarial valuations in respect of any multi-employer pension plan), financial statements, asset statements, and all material opinions and memoranda (whether externally or internally prepared) and material correspondence with all regulatory authorities or other relevant Persons. No changes have occurred or are reasonably expected to occur which would materially affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to the Purchaser pursuant to this provision.

(b)
Each material Employee Plan is and has been established, registered, administered, communicated, invested and qualified in accordance with Law, and in accordance with their terms, the terms of the material documents that support such Employee Plan and the terms of agreements between the Company and/or any of the Subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Employee Plan. No fact or circumstance exists which could adversely affect the registered status of any such material Employee Plan. Neither the Company, nor any of its agents or delegates, has breached any fiduciary obligation with respect to the administration or investment of any material Employee Plan.

(c)
The Company and/or its Subsidiaries, as the case may be, have made all contributions and paid all premiums and taxes in respect of each material Employee Plan in a timely fashion in accordance with Law, the terms of each Employee Plan, and the Collective Agreements.

(d)
No material Employee Plan, no administrator of any material Employee Plan, and no member of any body which administers any material Employee Plan, nor the Company nor any of its Subsidiaries, is subject to any pending investigation, examination, action, claim (including claims for income taxes, interest, penalties, fines or excise taxes) or any other proceeding initiated by any Person (other than routine claims for benefits) and, to the knowledge of the Company, there exists no state of facts which could reasonably be expected to give rise to any such investigation, examination, action, claim or other proceeding.

(e)
No insurance policy or any other agreement affecting any material Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement. The level of insurance reserves under each insured material Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(f)
None of the Employee Plans (other than pension plans) and none of the Collective Agreements provide for retiree or post-termination benefits or for benefits to retired or terminated employees or to the beneficiaries or dependants of retired or terminated employees, except as required by Law.

(g)
Subject to the requirements of Laws and Collective Agreements, no provision of any material Employee Plan or of any agreement, and no act or omission of the Company or its Subsidiaries, in any way limits, impairs, modifies or otherwise affects the right of the Company or its Subsidiaries to unilaterally amend or terminate any material Employee Plan, and no commitments to improve or otherwise amend any material Employee Plan have been made.

(h)	No advance tax rulings been sought or received in respect of any material Employee Plan.

(i)
All employee data necessary to administer each material Employee Plan in accordance with its terms and conditions and Law is in possession of the Company and, to the knowledge of the Company, such data is complete, correct, and in a form which is sufficient for the proper administration of each Employee Plan.

(j)
Except as disclosed in Section 3.1(35)(j) of the Company Disclosure Letter, each Employee Plan that is a funded plan is fully funded on both a going concern pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefore and solvency basis.

(k)
With respect to each material Employee Plan that is a registered pension plan: (i) all contribution holidays under and surplus withdrawals from the Employee Plan have been taken in accordance with Law; (ii) no Employee Plan that is a defined benefit pension plan has received a transfer of assets from or been merged with another registered pension plan; (iii) no Employee Plan that is a defined benefit pension plan has been subject to a partial wind-up in respect of which surplus assets relating to the partial wind-up group were not dealt with at the time of partial wind-up; (iv) no assets have been applied other than for proper payments of benefits, refunds of over-contributions and permitted payments of reasonable expenses incurred by or in respect of an Employee Plan; and (v) no conditions have been imposed by any Person and no undertakings or commitments have been given to any employee, union or any other Person concerning the use of assets relating to any Employee Plan or any related funding medium.

(l)
With respect to any Employee Plan that is a multi-employer pension plan, no current or former employee, officer or director of the Company is or was ever a member of the administrative body of any such Employee Plan.

(m)	No Employee Plan is a multi-employer pension plan with participants who are resident in Quebec.

(36)	Insurance.

(a)
Each of the Company and each of its Subsidiaries is, and has been continuously since January 1, 2013, insured by reputable third party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Company and its Subsidiaries and their respective assets.

(b)
A true and complete list of all material insurance policies currently in effect that insure the physical properties, business, operations and assets of the Company and its Subsidiaries has been provided in the Data Room. To the knowledge of the Company each material insurance policy currently in effect that insures the physical properties, business, operations and assets of the Company and its Subsidiaries is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed. There is no material claim pending under any insurance policy of the Company or its Subsidiaries that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims. All material proceedings covered by any insurance policy of the Company or its Subsidiaries have been properly reported to and accepted by the applicable insurer.

(37)	Taxes.

(a)	Except as disclosed in Section 3.1(37)(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by them prior to the date hereof and all such material Tax Returns are complete and correct in all material respects.

(b)
Except as disclosed in Section 3.1(37)(b) of the Company Disclosure Letter, the Company and each of its Subsidiaries has paid all material Taxes which are due and payable, all assessments and reassessments, and all other material Taxes due and payable by them on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Company. The Company and its Subsidiaries have provided adequate accruals in accordance with GAAP in the most recently published consolidated financial statements of the Company for any Taxes of the Company and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business. None of the Company or its Subsidiaries has received a refund to which it was not entitled.

(c)
Except as disclosed in Section 3.1(37)(c) of the Company Disclosure Letter, no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets.

(d)
No claim has been made by any Government Entity in a jurisdiction where the Company and any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction.

(e)	There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries.

(f)
The Company and each of its Subsidiaries has withheld or collected all material amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(g)
Except as disclosed in Section 3.1(37)(g) of the Company Disclosure Letter, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(h)
The Company and each of its Subsidiaries has made available to the Purchaser true, correct and complete copies of all Tax Returns for which the applicable statutory periods of limitations have not expired.

(i)
Except as disclosed in Section 3.1(37)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has ever directly or indirectly transferred any property to or supplied any services to or acquired any property or services from a non-resident of Canada (within the meaning of the Tax Act) with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property or services at the time of transfer, supply or acquisition of the property or services.

(j)	There are no circumstances in which the Company or a Subsidiary could be liable under Section 160 of the Tax Act for the Taxes of another Person.

(k)
The tax attributes of the assets of the Company and each of its Subsidiaries are accurately reflected, in all material respects, in the Tax Returns of the Company and each of its Subsidiaries, as applicable, and have not materially and adversely changed since the date of such Tax Returns.

(l)
Except as disclosed in Section 3.1(37)(l) of the Company Disclosure Letter, there are no circumstances existing which could result in the application of Section 78 or Sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Law, to the Company or any of its Subsidiaries.

(38)
Disclosure. The Company has made available to the Purchaser all material information concerning the Company, its Subsidiaries and their respective businesses through SEDAR, information disclosed in the Data Room or the Company Disclosure Letter and all such information as made available to the Purchaser is accurate, true and correct in all material respects. No forecast, budget or projection provided by or on behalf of the Company to the Purchaser contains any Misrepresentation and such forecasts, budgets and projections were prepared in good faith and at the time they were prepared contained reasonable estimates of the prospects of the business of the Company and its Subsidiaries.

(39)
Confidentiality Agreements. All agreements entered into by the Company or any of its Subsidiaries with Persons other than the Parent regarding the confidentiality of information provided to such Person or reviewed by such Persons with respect to any transaction in the nature described in the definition of Acquisition Proposal contain customary provisions, including standstill provisions, which do not provide for any waiver or release thereof other than with the consent of the Company or its Subsidiary and the Company or, if applicable, its Subsidiary has not waived, released or amended the standstill or other provisions of any such agreements. The Company or any of its Subsidiaries have not negotiated or engaged in any discussions with respect to any such proposal with any Person who has not entered into such a confidentiality agreement.

(40)	Funds Available. The Company has sufficient funds available to pay the Termination Fee.

Schedule E – Representations and Warranties of the Parent and the Purchaser

(1)
Organization and Qualification. Each of the Parent and the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its assets and properties and conduct its business as now owned and conducted.

(2)
Corporate Authorization. Each of the Parent and the Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by each of the Parent and the Purchaser of their respective obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the Parent and the Purchaser and no other corporate proceedings on the part of each of the Parent and the Purchaser are necessary to authorize this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby.

(3)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Parent and the Purchaser, and constitutes a legal, valid and binding agreement of each of them enforceable against each of them in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)
Governmental Authorization. The execution, delivery and performance by each of the Parent and the Purchaser of their respective obligations under this Agreement and the consummation by the Parent and the Purchaser of the Arrangement and the transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Parent and the Purchaser other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Enterprise Registrar under the QBCA; (iv) in relation to the Regulatory Approvals; (v) filings with the U.S. Securities and Exchange Commission; and (vi) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not, individually or in the aggregate, materially impede the ability of the Parent or the Purchaser to consummate the Arrangement and the transactions contemplated hereby.

(5)
Non-Contravention. The execution, delivery and performance by the Parent and the Purchaser of their respective obligations under this Agreement and the consummation of the Arrangement and the transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

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(a)	contravene, conflict with, or result in any violation or breach of the organizational documents of the Parent or the Purchaser; or

(b)
assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of Law except as would not, individually or in the aggregate, materially impede the ability of the Parent or the Purchaser to consummate the Arrangement and the transactions contemplated hereby.

(6)
Litigation. There are no claims, actions, suits, arbitrations, inquiries, investigations or proceedings pending, or, to the knowledge of the Parent and the Purchaser threatened, against or relating to the Parent or the Purchaser before any Governmental Entity nor are the Parent or the Purchaser subject to any outstanding judgment, order, writ, injunction or decree that, either individually or in the aggregate, is reasonably likely to prevent or materially delay consummation of the Arrangement or the transactions contemplated hereby.

(7)
Funds Available. The Parent has, and the Purchaser will have at the Effective Time, sufficient funds available to satisfy the aggregate Consideration payable by the Purchaser pursuant to the Arrangement in accordance with the terms of this Agreement and the Plan of Arrangement, to effect the repayment at maturity of the Debentures in accordance with their terms, and to satisfy all other obligations payable by the Purchaser pursuant to this Agreement and the Arrangement.

(8)
Security Ownership. Neither the Parent, nor any of its affiliates (including the Purchaser) or any Person acting jointly or in concert with the Parent, beneficially owns or exercises control or direction over any securities of the Company.

(9)	Ownership of the Purchaser. The Parent is, directly or indirectly, the registered and beneficial owner of all of the outstanding securities of the Purchaser.

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